Exhibit 2.1

Execution Version

Dated as of July 21, 2026

Business Combination Agreement
by and among

Apex Treasury Corporation

Stepping Stone Merger Sub, Inc.

and

TECfusions, Inc.

i

Exhibits

Exhibit A	Form of Purchaser Charter upon Domestication
Exhibit B	Form of Purchaser Bylaws upon Domestication
Exhibit C	Form of Certificate of Merger (Delaware)
Exhibit D	Form of Articles of Merger (Florida)
Exhibit E	Form of A&R Registration Rights Agreement
Exhibit F	Form of Lock-Up Agreement

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of July 21, 2026, by and among (i) Apex Treasury Corporation, a blank check Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to Closing) (the “Purchaser”), (ii) Stepping Stone Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Purchaser (“Merger Sub”) and (iii) TECfusions, Inc., a Florida corporation (the “Company”). The Purchaser, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, the Purchaser is a special purpose acquisition company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly incorporated Delaware corporation, wholly owned by the Purchaser, and was formed for the purpose of effectuating the Merger;

WHEREAS, (i) immediately prior to the Domestication (as defined below), each then issued and outstanding Purchaser Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) Purchaser Class A Ordinary Share (the “Sponsor Share Conversion”) and (ii) immediately following the Sponsor Share Conversion, in connection with the Domestication, (x) each then issued and outstanding Purchaser Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock; (y) each then issued and outstanding warrant of the Purchaser (each a “Cayman Purchaser Warrant”) shall convert automatically into a warrant to acquire one (1) share of Domesticated Purchaser Common Stock (each a “Domesticated Purchaser Warrant”), pursuant to a certain Warrant Agreement, dated as of October 27, 2025 by and between the Purchaser and Lucky, in its capacity as warrant agent (the “Warrant Agreement”); and (z) each then issued and outstanding shares of capital of the Purchaser (the “Cayman Purchaser Shares”) shall be cancelled and will thereafter entitle the holder thereof to one share of Domesticated Purchaser Common Stock and one Domesticated Purchaser Warrant;

WHEREAS, prior to the Closing but after the Sponsor Share Conversion and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the Purchaser shall transfer by way of continuation and deregistration and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”), and Part 12, Section 206 of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act,” and such continuation and domestication, the “Domestication” and such domesticated entity, the “Domesticated Purchaser”);

WHEREAS, in order to effectuate the Domestication, and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the Purchaser shall (a) file all applicable notices, declarations, affidavits, statements of assets and liabilities, applicable shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to be paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Cayman Companies Act and in accordance therewith, (b) obtain a certificate of de-registration from the Registrar of Companies in the Cayman Islands, (c) file a certificate of domestication and a certificate of incorporation in substantially the form attached hereto as Exhibit A (the “Purchaser Charter upon Domestication”) with the Secretary of State of Delaware and (d) adopt bylaws in substantially the form attached hereto as Exhibit B (the “Purchaser Bylaws upon Domestication”), and in each case with such changes to the forms attached hereto as Exhibits A and B as may be agreed in writing by the Purchaser and the Company;

WHEREAS, after the Domestication and upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the Cayman Companies Act, as applicable, the Parties intend to enter into a business combination transaction by which the Company and Merger Sub will file with the Delaware Secretary of State a certificate of merger substantially in the form attached hereto as Exhibit C and the Florida Department of State an articles of merger substantially in the form attached hereto as Exhibit D (together, the “Certificates of Merger”) in accordance with the applicable provisions of the FBCA and the DGCL and pursuant thereto Merger Sub will merge with and into the Company (the “Merger,” and together with the Domestication and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), with the Company being the surviving company of the Merger (the Company, in its capacity as the surviving company of the Merger, is sometimes referred to as the “Surviving Company”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company a Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, (a) vote to adopt and approve this Agreement and the other documents contemplated hereby (including the applicable Ancillary Documents) and the transactions contemplated hereby and thereby, (b) be bound by certain restrictions on transfer with respect to its equity interests in the Purchaser prior to Closing, (c) be bound by certain lock-up provisions during the lock-up periods described therein with respect to its Domesticated Purchaser Common Stock, (d) waive any adjustment to the conversion ratio set forth in the Organizational Documents of Purchaser or any other anti-dilution or similar protection with respect to the Purchaser Class B Ordinary Shares, as more fully set forth in the Sponsor Support Agreement, and (e) dedicate a portion of Purchaser Class B Ordinary Shares as an incentive mechanism to help maximize the Available Closing Cash, as applicable;

WHEREAS, as a condition and inducement to the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, certain Stockholders of the Company have executed and delivered to the Purchaser a Stockholder Support Agreement, dated as of the date hereof, pursuant to which such Stockholders have agreed to, among other things, support the transactions contemplated by this Agreement and the Ancillary Documents and oppose any Acquisition Proposal or Alternative Transaction and vote to adopt and approve this Agreement and the other documents contemplated hereby (including the applicable Ancillary Documents) and the transactions contemplated hereby and thereby;

WHEREAS, in connection with the Transactions, the Purchaser has entered into Subscription Agreements (as defined below) with certain investors, pursuant to which such investors have agreed to the PIPE Investment, on the terms and subject to the conditions set forth therein;

WHEREAS, from time to time following the date hereof and prior to the Closing, the Purchaser may enter into additional subscription, purchase or similar agreements with additional or existing investors, pursuant to which, and on the terms and subject to the conditions of which, such investors will agree to participate in the PIPE Investment;

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Sponsor, the Purchaser and the other parties thereto will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) in substantially the form attached hereto as Exhibit E, with such changes thereto as may be agreed in writing by the Purchaser and the Company;

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, (i) the Sponsor and the Company Signatories will enter into a lock-up Agreement (the “Lock-Up Agreement”) in substantially the form attached hereto as Exhibit F, with such changes thereto as may be agreed in writing by the Purchaser and the Company;

WHEREAS, the Parties intend that, for U.S. federal, and applicable state and local, income tax purposes, (i) the Domestication shall be treated as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder, (ii) the Sponsor Share Conversion shall be treated as a “reorganization” described in Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder, and (iii) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (each an “Intended Tax Treatment,” and collectively, the “Intended Tax Treatments”), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, the Directors of the Company have unanimously, pursuant to and in accordance with the Company Bylaws and Company Charter: (a) determined that it is in the best interests of the Company and the Stockholders of the Company, and declared it advisable, for the Company to enter into this Agreement and the Ancillary Documents and consummate the Merger and the other Transactions; and (b) approved this Agreement, the Ancillary Documents and the Transactions on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of the Purchaser has unanimously: (a) determined that the Merger is in the best interests of the Purchaser and the Purchaser Shareholders as a whole, and declared it advisable for the Purchaser to enter into this Agreement and the Ancillary Documents providing for the Merger and the other Transactions; (b) approved this Agreement, the Ancillary Documents, to which it is a party, and the Transactions, to which it is a party, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the Merger and the other Transactions, to which it is a party, be approved by the Purchaser Shareholders;

WHEREAS, the Purchaser, as the sole member of Merger Sub, has approved and adopted this Agreement, the Ancillary Documents, the Merger and the other Transactions; and

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, the Purchaser shall provide an opportunity to the holders of its public shares to have their public shares redeemed on the terms and conditions set forth in this Agreement and the Purchaser’s Organizational Documents, which redemption shall occur prior to the Domestication (the “Redemption”).

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other consideration, the receipt and sufficiency of which is acknowledged and agreed to by the Parties, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
THE TRANSACTIONS

Section 1.01 The Domestication.

(a) Domestication. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), and in accordance with the DGCL and the Companies Act, after the Redemption and prior to the Closing, the Purchaser shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, Nasdaq and the Purchaser’s Organizational Documents, as applicable, cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to the Purchaser and the Company, together with the Purchaser Charter upon Domestication, in each case, in accordance with the provisions thereof and applicable Law, (b) adopting the Purchaser Bylaws upon Domestication, (c) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (d) filing with the Cayman Registrar all applicable notices, declarations, affidavits, statements of assets and liabilities, shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to be paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Part 12, Section 206 of the Cayman Companies Act and obtaining a certificate of de-registration from the Cayman Registrar.

(b) Effect on Purchaser Securities. (i) Immediately prior to the Domestication, pursuant to the Sponsor Support Agreement, each then issued and outstanding Purchaser Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) Purchaser Class A Ordinary Share and (ii) in connection with the Domestication, (x) each then issued and outstanding Purchaser Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock; (y) each then issued and outstanding Cayman Purchaser Warrant shall convert automatically into one (1) Domesticated Purchaser Warrant; and (z) each then issued and outstanding Cayman Purchaser Share shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated Purchaser Common Stock and one Domesticated Purchaser Warrant.

Section 1.02 The Merger.

(a) Effective Time. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), on the Closing Date the Company and Merger Sub shall cause the Merger to be consummated by filing the Certificates of Merger with the Secretary of State of the State of Delaware and the Florida Department of State, as applicable, in accordance with the applicable provisions of the FBCA and the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company, Merger Sub and Purchaser and specified in the Certificates of Merger, being the “Effective Time”).

(b) Merger. At the Effective Time, upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company after the Merger and as a direct, wholly-owned subsidiary of the Purchaser. References to the Company for periods after the Effective Time shall include the Surviving Company.

(c) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificates of Merger and the applicable provisions of the FBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

(d) Governing Documents. At the Effective Time, the articles of incorporation and the bylaws of the Surviving Company shall be those of the Company.

(e) Directors and Officers of the Surviving Company. Immediately after the Effective Time, the initial board of directors and executive officers of the Surviving Company shall be that of the Company.

Section 1.03 Further Assurances. From time to time after the Closing Date, upon the reasonable written request of any Party, each Party shall execute, acknowledge and deliver such further instruments and documents, and take such additional reasonable action, to effect, consummate, confirm or evidence the Transactions and carry out the purpose of this Agreement.

Article II

CONSIDERATION

Section 2.01 Consideration for Company Securities. The aggregate consideration to be paid to holders of equity interests of the Company in, or in connection with, the Merger shall be the Aggregate Consideration. The consideration to be paid in, or in connection with, the Merger in respect of each Company Share immediately prior to the Effective Time shall be a number of shares of Domesticated Purchaser Common Stock equal to the Exchange Ratio (the “Per Share Base Consideration”).

Section 2.02 Conversion of Securities.

(a) Effect on Company Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing:

(i)   each Company Share that is owned by the Purchaser, Merger Sub or the Company (in treasury or otherwise) immediately prior to the Effective Time (each, an “Excluded Share”) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(ii)   each Company Share that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be cancelled and converted into the right to receive the Per Share Base Consideration; provided that the Per Share Base Consideration received in respect of a Company Share subject to vesting or forfeiture provisions will continue to have, and be subject to, the same vesting and forfeiture provisions applicable to such Company Share immediately prior to the Effective Time.

(b) Effect on Company Options. For purposes of this Agreement, the term “Company Option” means each outstanding and unexercised option to purchase Company Shares, whether or not then vested or fully exercisable, granted prior to the Effective Time to any current or former employee, officer, director or other service provider of the Target Companies (each such individual or Person, a “Company Option Holder” and collectively, the “Company Option Holders”). At the Effective Time, all of the Company Options outstanding immediately prior to the Effective Time will, automatically and without any action on the part of any Company Option Holder or beneficiary thereof, be assumed by Domesticated Purchaser, and each such Company Option shall be converted into an option to purchase shares of Domesticated Purchaser Common Stock (each, a “Converted Option”). Each Converted Option shall continue to be subject to the same terms and conditions as were applicable to such Company Option immediately before the Effective Time (including expiration date, vesting and exercise provisions), except that: (i) the “administrator” with respect to each Converted Option shall be the Board of Directors of Domesticated Purchaser or such committee as the Board of Directors of Domesticated Purchaser may appoint, (ii) each Converted Option shall be exercisable for that number of Domesticated Purchaser Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of Company Shares subject to the Company Option immediately before the Effective Time multiplied by (B) the Exchange Ratio and (iii) the per share exercise price of each Domesticated Purchaser Common Stock issuable upon exercise of the Converted Option shall be equal to the quotient obtained by dividing (A) the exercise price per Company Share of such Company Option immediately before the Effective Time by (B) the Exchange Ratio (rounded up to the nearest cent); provided, however, that with respect to grantees subject to Taxes in the United States the exercise price and the number of Domesticated Purchaser Common Stock purchasable under each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Domesticated Purchaser Common Stock purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code; provided, further, that the foregoing shall not require the Purchaser or Domesticated Purchaser to treat any Converted Option in a manner that assumes the corresponding Company Option was exempt from or compliant with Section 409A of the Code as of its grant, the Company being solely responsible for the status of each Company Option under Section 409A of the Code at and prior to the Effective Time. Prior to the Effective Time, the Company shall deliver to each Company Option Holder a notice, setting forth the effect of the Mergers on such Company Option Holder’s Company Options and describing the treatment of such Company Options in accordance with this Section 2.02(b).

(c) Effect on Merger Sub Membership Interests. All of Merger Sub’s outstanding membership interests immediately prior to the Effective Time shall automatically be cancelled and converted into validly issued, fully paid and non-assessable membership interests of the Company, which membership interests shall constitute the only outstanding membership interests in the Surviving Company.

Section 2.03 No Fractional Shares. No fractional shares of Domesticated Purchaser Common Stock, or certificates or scrip representing fractional shares of Domesticated Purchaser Common Stock, will be issued upon the conversion of the Company Securities pursuant to the Merger, and any such fractional shares or interests therein will not entitle the owner thereof to vote or to any rights of a stockholder of Purchaser. Any fractional shares of Domesticated Purchaser Common Stock will be rounded down to the nearest whole number. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 2.04 Withholding. Notwithstanding any other provision of this Agreement, the Purchaser, Merger Sub, the Company, and the Surviving Company (and their respective Representatives) shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement such Taxes that are required to be deducted or withheld with respect to such amounts under the Code, or under any provision of U.S. state or local or non-U.S. tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, the Purchaser, Merger Sub, the Company and the Surviving Company shall use commercially reasonable efforts to reduce or eliminate any such deduction or withholding, including by providing recipients of consideration with a reasonable opportunity to provide documentation establishing exemptions from or reductions of any such deduction or withholding. In the case of any such payment payable to employees of the Target Companies in connection with the Merger treated as compensation, the Parties shall reasonably cooperate to pay such amounts through the relevant Target Company’s payroll to facilitate applicable withholding.

Article III
CLOSING

Section 3.01 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Transactions (other than the transactions contemplated by this Agreement that by their nature are to be satisfied prior to the Closing) (the “Closing”) shall take place by electronic exchange of documents and signatures at a time and date to be specified in writing by the Parties, which date shall be no later than the third (3rd) Business Day after all the Closing conditions in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Section 3.02 Closing Documents.

(a) Purchaser Closing Certificate. Four (4) Business Days prior to the Closing, the Purchaser shall deliver to the Company a written notice setting forth the Purchaser’s good faith calculation of the following: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Redemptions; (ii) the aggregate amount of the Purchaser Transaction Costs as of the Closing, including fees associated with the PIPE Investment, and (iii) the number of shares of Domesticated Purchaser Common Stock and Domesticated Purchaser Warrants, in each case, to be outstanding as of the Closing and after giving effect to the Domestication, the Redemption and the issuance of securities in connection with the consummation of the PIPE Investment and any forfeiture of Domesticated Purchaser Common Stock or Domesticated Purchaser Warrants pursuant to the Sponsor Support Agreement.

(b) Company Closing Certificate. Four (4) Business Days prior to the Closing, the Company shall deliver to the Purchaser a written notice setting forth the Company’s good faith calculation of the aggregate amount of the Company Transaction Costs as of the Closing, including all invoices, wire instructions and applicable Tax forms for each Person owed (and any other supporting details reasonably requested by the Purchaser).

Section 3.03 Payment of Expenses.

(a) Company Transaction Costs. On the Closing Date, the Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all Company Transaction Costs to be paid on the Closing Date.

(b) Purchaser Transaction Costs. On the Closing Date, the Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all Purchaser Transaction Costs. For the avoidance of doubt, the Purchaser Transaction Costs may be paid by Purchaser from funds available in the Trust Account, after deducting any amounts required to be paid to satisfy the Redemption and any deferred underwriting fees and commissions owed to the underwriters of the IPO on the Closing Date. With respect to any loans or other extensions of credit, including working capital loans, made by the Sponsor and/or its Affiliates to the Purchaser or its Subsidiaries, the Purchaser shall provide to the Company on the Closing Date evidence that all such amounts have been repaid in full and discharged, with no further obligations or Liabilities on Purchaser or the Company.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to the Purchaser (the “Company Disclosure Letter”) prior to or in connection with the execution and delivery of this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the Company hereby represents and warrants to the Purchaser and Merger Sub, as of the date hereof and as of the Closing, as follows:

Section 4.01 Organization and Standing. The Company is a Florida corporation duly formed, validly existing and in good standing under the FBCA and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as currently planned to be conducted, except as would not be material to the Target Companies, taken as a whole. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its respective jurisdiction of organization, is duly qualified to do business, and has all requisite corporate power and authority to own, make use of, lease and operate its assets and properties and to carry on its business as now being conducted, except as would not be material to the Target Companies, taken as a whole. The Company has heretofore made available to Purchaser prior to the date hereof accurate and complete copies of the Target Companies’ Organizational Documents. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

Section 4.02 Authorization; Binding Agreement. The Target Companies have all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Target Companies’ respective obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which each Target Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the applicable Target Company’s board of managers (or other similar governing body) in accordance with such Target Companies’ Organizational Documents, the FBCA, any other applicable Law or any Contract to which such Target Company or any of its members is a party or by which it or its securities are bound and (b) other than the Company Stockholder Approval, no other proceedings on the part of the Target Companies are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions, other than the filing of the Certificates of Merger with the Delaware and Florida Department of State, as applicable. This Agreement has been, and each Ancillary Document to which the Target Companies are or are required to be a party shall be when delivered, duly and validly executed and delivered by the Target Companies and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Target Companies, enforceable against the Target Companies in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted, has (i) determined that this Agreement, the Ancillary Documents and the Transactions are advisable, and in the best interests of, the Company and its Stockholders and (ii) approved this Agreement and the Ancillary Documents and the Transactions in accordance with the FBCA, the Company’s Organizational Documents and any other applicable Law.

Section 4.03 Capitalization.

(a) Set forth on Section 4.03(a) of the Company Disclosure Letter is a true, correct and complete list of each record holder of Company Securities and the number and type of Company Securities held by each such holder as of the date hereof. Each Company Option was validly granted under a Company Benefit Plan, is set forth (together with its grant date, number of underlying Company Shares and per share exercise price) on Section 4.03(a) of the Company Disclosure Letter, and was granted with a per share exercise price not less than the fair market value of a Company Share on the grant date, determined by a reasonable application of a reasonable valuation method within the meaning of Treasury Regulations Section 1.409A-1(b)(5)(iv) (and, for any Company Option intended to be an “incentive stock option,” Section 422 of the Code).

(b) Prior to giving effect to the Transactions, all of the Company Securities are and will be owned free and clear of any Liens other than Liens imposed under the Company’s Organizational Documents or applicable securities Laws, and other than such securities, the Company does not have any other issued or outstanding membership or any other securities. All of the issued and outstanding Company Securities have been duly authorized and validly issued in accordance with all applicable Laws, including applicable securities Laws, and the Company’s Organizational Documents, are fully paid (or will be fully paid when issued pursuant to the exercise of Company Options) and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights. There are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its security holders is a party or bound relating to any membership interests or other Company Securities, whether or not outstanding. There are no outstanding or authorized subscriptions, options, warrants, rights or other securities (including debt securities) of the Company convertible, exercisable or exchangeable for or measured by reference to any Company Securities, including equity appreciation, phantom equity or similar rights with respect to the Company, and there are no outstanding or authorized commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance or sale by the Company of any Company Securities. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Target Companies to repurchase, redeem or otherwise acquire any equity interests or securities of such Target Company, nor has any Target Company granted any registration rights to any Person with respect to such Target Companies’ securities. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company Securities.

(c) Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares, units, warrants, options or other securities of the Target Companies are issuable and no rights in connection with any shares, units, warrants, options or other securities of the Target Companies accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) Section 4.03(d) of the Company Disclosure Letter sets forth a true, correct and complete list of all Indebtedness of the Target Companies, and, for each such item of Indebtedness, sets forth (i) the outstanding principal amount, (ii) the interest rate (including whether fixed or variable), (iii) the maturity date, (iv) whether such Indebtedness is secured or unsecured and, if secured, the assets securing such Indebtedness and the nature of such Liens and (v) the identity of the creditor. All such Indebtedness is valid and binding on the Target Companies and is in full force and effect. None of the Target Companies are in default under, and no event has occurred that, with or without notice or lapse of time or both, would constitute a default under, any such Indebtedness, except as would not, individually or in the aggregate, be material. None of the Target Companies have guaranteed any Indebtedness of any other Person, and no Person has guaranteed any Indebtedness of the Company. There are no outstanding commitments for the Target Companies to incur any Indebtedness.

(e) The Company has not declared or paid any distribution in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

Section 4.04 Subsidiaries. Section 4.04 of the Company Disclosure Letter sets forth a true and complete list of each of the Company’s direct and indirect Subsidiaries, including for each such Subsidiary its legal name, jurisdiction of organization, legal entity type and, to the extent applicable, its direct equity holders. All of the outstanding equity interests of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable (to the extent applicable), and are owned, directly or indirectly, by the Company free and clear of all Liens (other than Permitted Liens). Such equity interests were issued in compliance in all material respects with applicable securities Laws and are not subject to any preemptive rights or, other than restrictions on transfer arising under applicable securities Laws or the Organizational Documents of the applicable Subsidiary, any restrictions on transfer. There are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind obligating the Company or any of its Subsidiaries to issue, transfer, sell, redeem, repurchase or otherwise acquire any equity interests of any Subsidiary (or securities convertible into or exchangeable for such equity interests), and no Subsidiary is party to any Contract requiring it to make any investment in, or acquire any securities of, any other Person.

Section 4.05 No Conflict; Governmental Consents and Filings.

(a) Assuming the truth and completeness of the representations and warranties of Purchaser and Merger Sub contained in this Agreement, the execution and delivery by the Company of this Agreement and each Ancillary Document to which it, or any Target Company, is a party, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof and thereof, do not and will not (a) conflict with or violate any provision of the Organizational Documents of any Target Company, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.05(b), and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order, Company Permit or Consent applicable to any Target Company or any of its properties or assets, or (c)(i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Company Material Contract or Material Current Government Contract, except in the case of clauses (b) or (c), as would not reasonably be expected to have a Company Material Adverse Effect.

(b) Assuming the truth and completeness of the representations and warranties of Purchaser and Merger Sub contained in this Agreement, no Consent of or with any Governmental Authority, on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement and each Ancillary Document to which it is or will be a party or the consummation by any Target Company of the Transactions, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect or delay the Closing Date beyond the Outside Date.

Section 4.06 Financial Statements.

(a) The Company has provided to the Purchaser true, correct and complete copies of each unaudited compiled consolidated financial statements of the Target Companies (including, in each case, any related notes thereto) as of and for the periods from January 1, 2024 ending December 31, 2025, consisting of the consolidated balance sheets of the Target Companies as of such dates and the related consolidated income statements, changes in member equity and statements of cash flows for the periods then ended (the “Company Financials”). The Company Financials were derived in all material respects from the books and records of the Target Companies, which books and records are, in all material respects, true, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices. The Company Financials, when delivered, will have been prepared in all material respects, in accordance with GAAP consistently applied throughout the periods covered thereby and present fairly in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Target Companies as of the dates and for the periods indicated in such Company Financials in conformity with GAAP (except in the case of the Company Financials that cover a period of less than one year for the absence of footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount) and were derived from and accurately reflect in all material respects, the books and records of the Target Companies. The Target Companies have never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Target Companies have established and maintain a system of internal controls. Such internal controls are designed to provide reasonable assurance that (i) transactions are executed in all material respects in accordance with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for each Target Company’s assets.

(c) The Company has not identified and has not received written notice from an independent auditor of (x) any significant deficiency or material weakness in the system of internal controls utilized by the Company (other than a significant deficiency or material weakness that has been previously disclosed in writing to Purchaser and is set forth in the Company Disclosure Letter), (y) any material fraud that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company or (z) any claim or allegation regarding any of the foregoing.

(d) There are no outstanding loans or other extensions of credit made by any Target Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of any Target Company.

Section 4.07 Undisclosed Liabilities. The Target Companies have no Liabilities, except for Liabilities: (a) reflected or reserved for on the Company Financials or disclosed in the notes thereto; (b) incurred in the ordinary course of the operation of business of the Target Companies since the date of the most recent balance sheet included in the Company Financials; (c) incurred in connection with the Transactions; or (d) which would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole.

Section 4.08 Absence of Certain Changes. Except for activities conducted in connection with this Agreement and the transactions contemplated hereby, since December 31, 2025 through the date of this Agreement, (a) the Company has conducted its business in the ordinary course of business consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) the Company has not taken any action nor committed or agreed to take any action that would be prohibited by Section 6.02(b), if such action were taken on or prior to the Closing without the consent of the Purchaser.

Section 4.09 Compliance with Laws. The Company has, during the past three (3) years, complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably be expected to be, material to the Target Companies, taken as a whole. No written, or to the Knowledge of the Company, oral notice alleging non-compliance with any applicable Law in any material respect by the Target Companies has been received by any Target Company.

Section 4.10  Government Contracts. Section 4.10 of the Company Disclosure Letter sets forth a list of each Contract with a Governmental Authority, the period of performance of which has not yet expired or been terminated as of the date hereof (each, a “Material Current Government Contract”). Each Material Current Government Contract was legally awarded to the Target Companies, as applicable. Except as would not reasonably be expected to be material to the Target Companies, taken as a whole, and except for any Material Current Government Contract that is terminated or expires following the date hereof in accordance with its terms, all Material Current Government Contracts are: (i) a legal, valid binding obligation of the Target Companies, as applicable; and (ii) in full force and effect and enforceable against the Target Companies, as applicable, in accordance with its terms, in each case subject to the Enforceability Exceptions.

Section 4.11 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all material Permits required to own, lease and operate its assets and properties as presently owned, leased or operated (collectively, the “Company Permits”), and to the Knowledge of the Company, there is no basis for a Governmental Authority to deny to any Target Company (or its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Target Companies) a Permit that will be required for the operations of the Target Companies as currently planned to be conducted. The Company has made available to the Purchaser prior to the date hereof true, correct and complete copies of all the Company Permits. To the Knowledge of the Company, each Company Permit is in full force and effect and will upon its termination or expiration be timely renewed or reissued upon terms and conditions substantially similar to its existing terms and conditions and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Company Permit. Each Target Company has at all times operated in material compliance with all Company Permits applicable to such Target Company.

Section 4.12 Litigation. There is no (a) Legal Proceeding of any nature currently pending or, to the Knowledge of the Company, threatened, against any Target Company or any of its properties or assets, or, to the Knowledge of the Company, any of the directors or officers of any Target Company with regard to their actions as such; (b) to the Knowledge of the Company, there are no pending or threatened, audits, examinations or investigations by any Governmental Authority against any Target Company; (c) pending or threatened in writing Legal Proceedings by any Target Company against any third party; (d) settlements or similar agreements that impose any material ongoing obligations or restrictions on any Target Company; and (e) Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon any Target Company or any of their respective properties or assets, or, to the Company’s Knowledge, any of the directors or officers of any Target Company with regard to their actions as such.

Section 4.13 Material Contracts.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xxi) below, to which, as of the date of this Agreement, any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Section 4.13(a) of the Company Disclosure Letter, a “Company Material Contract”). True, correct, complete copies of the Company Material Contracts, including amendments thereto, have been delivered or made available to the Purchaser prior to the date hereof. The Company Material Contracts are:

(i)  Each Contract that contains covenants that limit the ability of any Target Company (or purports to bind any Affiliate thereof) (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)  Each joint venture Contract, profit-sharing agreement, partnership, limited liability company agreement with a third party or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)  Each Contract that involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) Each Contract that is reasonably anticipated to involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or shares or other equity interests of any Target Company or another Person;

(v) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any assets of any Target Company, in each case, whether by merger, purchase or sale of stock or assets or otherwise occurring in the last three (3) years and/or relating to pending or future acquisitions or dispositions;

(vi) Each obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii)  Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property;

(viii)   Each Contract that by its terms, individually or with all related Contracts, provides for aggregate payments or receipts by the Target Companies under such Contract or Contracts in excess of $2,500,000 in the aggregate, or that would be reasonably expected to result in payments or receipts in excess of $2,500,000, in any twelve month period and cannot be cancelled by the Target Companies without penalty or without more than sixty (60) days’ notice;

(ix) Each Contract with any Top Customer or Top Supplier (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice that do not contain any material terms relating to the Contract underlying the applicable Top Customer or Top Supplier relationship);

(x) Each Contract entered into with a Governmental Authority;

(xi) Each Contract involving Indebtedness;

(xii)     Each collective bargaining (or similar) agreement or Contract between a Target Company on one hand, and any labor union or other body representing employees of such Target Company on the other hand;

(xiii)   Each Contract that obligates any Target Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof (other than customary indemnification obligations entered into in the ordinary course of business);

(xiv)    Each Contract that is between any Target Company and any directors, officers or employees of any Target Company that provide for change in control, retention or similar payments or benefits that may be contingent upon, accelerated by or triggered by the consummation of the Transactions;

(xv) Each Contract that obligates the Target Companies to make any capital commitment or expenditure (including pursuant to any joint venture);

(xvi)  Each Contract that relates to a settlement;

(xvii) Any Contract that provides another Person (other than any other Target Company or any director or officer of a Target Company, acting in his or her capacity as such) with a power of attorney to act on behalf of any Target Company or to act on behalf of any manager, director or officer of any Target Company with respect to any Target Company;

(xviii) Each (A) Contract which contains any covenant not to assert or enforce any Owned Intellectual Property; (B) Contract pursuant to which any Intellectual Property material to the business of any Target Company is or was developed by, with or for any Target Company or otherwise assigned to any Target Company; or (C) Company IP License, in the case of (A), (B) and (C) excluding (unless they otherwise qualify as Company Material Contracts under a different subsection of this Section 4.13): (v) non-exclusive licenses of Owned Intellectual Property granted to suppliers, customers or end users, in each case, in the ordinary course of business; (w) non-exclusive licenses of Intellectual Property that are incidental to the Contract; (x) licenses of Open Source Software; (y) Off-the-Shelf Software; and (z) invention assignment, nondisclosure agreements and confidentiality agreements with employees and contractors entered into in the ordinary course of business;

(xix)  Each Contract involving transactions with an Affiliate or a Related Person of any Target Company (other than employment agreements);

(xx)  Each Contract that is a settlement, conciliation, or similar agreement with any Governmental Authority or pursuant to which any Target Company will have material outstanding obligations after the date hereof; and

(xxi)  Each Right Of Way.

(b) With respect to each Company Material Contract or for any Company Material Contract that is terminated or expires following the date hereof in accordance with its terms: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) except as would not reasonably be expected to be material to the Target Companies, taken as a whole the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach of or default under, in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach of or default under by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and, to the Knowledge of the Company no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto (A) to terminate such Company Material Contract, (B) amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect(C) not to renew such Company Material Contract; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

(c) Section 4.13(c) of the Company Disclosure Letter sets forth a true, correct and complete list of any executed term sheet, memorandum of understanding, letter of intent, or similar document, whether or not binding, to which any Target Company is a party (each, a “Company Material MOU”). True, correct, complete copies of the Company Material MOUs, including amendments thereto, have been delivered or made available to the Purchaser prior to the date hereof. The Company has not received written or, to the Knowledge of the Company, oral notice of an intention by any party to any Company Material MOU (A) to terminate such Company Material MOU, (B) not to proceed with the arrangements or transactions contemplated by such Company Material MOU, (C) amend the material terms or conditions of such Company Material MOU or (D) delay the execution of such definitive agreements beyond the Company’s current expectations for definitive agreements.

Section 4.14 Intellectual Property; Data Privacy.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth a true, accurate, and complete list of: all U.S. and foreign registered or issued Intellectual Property and applications therefore (including internet domain names) owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the applicable issuance, registration or application numbers and dates. Each item of Company Registered IP is subsisting, valid and enforceable and has not expired or been cancelled or abandoned. None of the Company Registered IP is subject to any maintenance fees or actions falling due within (60) days after the date hereof. Each Target Company owns, free and clear of all Liens (other than Permitted Liens) all Owned Intellectual Property. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid present assignments of inventions from each inventor. All Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP.

(b) Each Target Company has a valid and enforceable written license or other valid right to use all Third-Party IP used in the conduct of the business of such Target Companies as currently conducted. To the Knowledge of the Company, each Target Company has a reasonable basis for obtaining on commercially reasonable terms any Intellectual Property in addition to the Company IP necessary to operate such Target Company as currently planned to be conducted. No Target Company is party to any Contract that requires a Target Company to assign to any Person any or all of its rights in any Owned Intellectual Property or any Intellectual Property developed by a Target Company under such Contract.

(c) No Target Company nor the operation of the business of any Target Company infringes, misappropriates or otherwise violates, or since February 27, 2023 has infringed, misappropriated, or otherwise violated any Intellectual Property of any Person. No Legal Proceeding has been made since February 27, 2023 or is pending or, to the Company’s Knowledge, threatened against a Target Company that: (i) alleges such infringement, misappropriation or violation; or (ii) challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Owned Intellectual Property, and to the Knowledge of the Company, there is no reasonable basis for any such Legal Proceeding. There are no Orders or agreements to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Owned Intellectual Property, or (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property. To the Company’s Knowledge, no third party is currently, or since February 27, 2023 has infringed upon, misappropriated or otherwise violated any Owned Intellectual Property.

(d) No current or former officer, employee, independent contractor, or other Person employed or engaged by a Target Company has any ownership interest in any Owned Intellectual Property. No Person has claimed or asserted in writing any ownership interest or other rights in or to any Owned Intellectual Property. To the Company’s Knowledge, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Owned Intellectual Property. Each Target Company has taken commercially reasonable efforts and security measures in order to maintain, preserve and protect all Owned Intellectual Property, including to protect the secrecy, confidentiality and value of the trade secrets and other material confidential information included therein. All Persons who have participated in or contributed to the creation or development of Intellectual Property on behalf of the Company have executed written agreements pursuant to which all of such Person’s right, title and interest in and to such Intellectual Property has been assigned (by a present tense assignment or by Law) to one or more of the Target Companies (or all such right, title, and interest vested in one or more of the Target Companies by operation of Law) and such Person agrees to confidentiality provisions protective of the confidential information of the Company. To the Company’s Knowledge, no such Person is in violation of such agreement.

(e) Each Target Company is in all material respects in compliance with all licenses governing any Open Source Software that is included, incorporated or embedded in, linked to, called by, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any Company Software. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any Company Software in a manner that requires any Target Company to: (i) disclose, contribute, distribute, license, offer, deliver or otherwise make available to any Person (including the open source community) any source code to such Company Software; (ii) license any such Company Software or other Owned Intellectual Property for making modifications or derivative works; or (iii) disclose, contribute, distribute, license or otherwise make available to any Person any such Company Software or other Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents (“Copyleft Terms”).

(f)   No Target Company has delivered, licensed or made available to any escrow agent or other Person any source code for any Company Software except for disclosures to employees and contractors for such Target Company that are subject to written confidentiality obligations to maintain the confidentiality of such source code and who have had such access only during the term of their employment by or provision of services to such Target Company. No Target Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person except to the aforementioned employees and contractors.

(g) No government funding, resources or assistance, nor any facilities of a university, college, other educational institution, or similar institution, or research center or private or commercial third parties in their respective research and development activities were used in the development of any Owned Intellectual Property. No Governmental Authority has any (i) ownership interest or exclusive license in or to any Owned Intellectual Property, (ii) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any of the Company Software, or (iii) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting Owned Intellectual Property. No Target Company is a member of or party to, or has participated in any patent pool, industry standards body, trade association or other organization pursuant to the rules of which any Target Company is obligated to license or offer to license any existing or future Owned Intellectual Property to any Person.

(h) The IT Assets: (i) are in good repair and operating condition to perform all information technology operations to operate the business of the Company as currently operated; and (ii) to the Company’s Knowledge, do not contain and are not, and have not been, affected by any virus, spyware, malware, worm, Trojan horse, or other disabling codes or instructions, or other similar code or software routines or components.

(i)  None of the Target Companies and, to the Knowledge of the Target Companies, none of its Data Processors, have suffered or are suffering a Security Incident, or have been or are required to notify any Person of any Security Incident. The Target Companies have not received a written notice (including any enforcement notice), letter or complaint from a Person alleging noncompliance or potential noncompliance with any Data Privacy, AI, and Security Requirements and have not been subject to any proceeding relating to noncompliance or potential noncompliance with Data Privacy, AI, and Security Requirements or the Target Companies’ Processing of Target Company Data.

(j)  Each Target Company and, with respect to the Processing of Target Company Data, its Data Processors, materially comply and have materially complied at all times in the preceding three (3) years with Data Privacy, AI, and Security Requirements. Each Target Company, to the extent required under Data Privacy, AI and Security Requirements, has: (i) maintained a record of Personal Data Processing activities, (ii) provided required information to data subjects whose Personal Data is Processed and ensures that all Processing of Personal Data is carried out in reliance on a valid legal basis, (iii) retained Personal Data only for as long as is necessary, (iv) conducted vendor due diligence appropriate to the risk posed by a Data Processor; and (v) ensured all cross-border transfers of, or access to, Personal Data are carried out in compliance with Data Privacy, AI, and Security Requirements. Where a Target Company uses a Data Processor or third party to Process Target Company Data, to the extent required by Data Privacy, AI, and Security Requirements, the Target Companies have in place Contracts with all Data Processors and third parties to ensure that the Data Processor or third party maintains the confidentiality and security of the Target Company Data and has complied in the preceding three (3) years with Data Privacy, AI, and Security Requirements, and such Contracts include Processing provisions as required under Data Privacy, AI, and Security Requirements.

(k) With respect to the development, training, uses, and any other Processing of AI Technologies, the Target Companies have in the preceding three (3) years (i) complied with Data Privacy, AI, and Security Requirements in all material respects; and (ii) implemented policies and procedures reasonably designed to ensure the ethical and safe deployment and uses of such technologies and compliance with Data Privacy, AI, and Security Requirements.

(l)    The Target Companies have established an Information Security Program that is appropriately implemented and maintained, and there have been no material violations of the Information Security Program. The Target Companies have assessed and tested the Information Security Program on a no less than annual basis, remediated all critical and high risks and vulnerabilities, and the Information Security Program has proven sufficient and materially compliant with Data Privacy, AI, and Security Requirements. The IT Assets currently used by the Target Companies are in good working condition, do not contain any malicious code or defect, and operate and perform as necessary to conduct the business of the Target Companies. Each Target Company maintains, and has maintained, cyber liability insurance with reasonable coverage limits.

(m) The consummation of any of the Transactions will not result in (i) any material violation of Data Privacy, AI, and Security Requirements; or (ii) the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (a) any Contract providing for the license or other use of material Intellectual Property owned by a Target Company, or (b) any Company IP License. All Target Company Data will continue to be available for Processing by the Target Companies following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

(n) All Company IP used in or necessary to the conduct of the business of the Company as currently conducted shall be owned or available for use by the Company immediately after the Closing on terms and conditions substantially similar to those under which the Company owned or used such Company IP immediately prior to the Closing.

Section 4.15 Taxes and Tax Returns.

(a) Each Target Company (i) has or will have timely filed, or caused to be timely filed, all income and material non-income Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and all such Tax Returns are true, accurate, correct and complete in all material respects, and (ii) has timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all income and material non-income Taxes required to be paid, collected, withheld or remitted by it, whether or not such Taxes are shown as due and payable on any Tax Return and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(b) There is no Legal Proceeding currently pending or otherwise in progress or threatened in writing against any Target Company by a Governmental Authority in a jurisdiction where such Company does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) There is no claim, assessment, audit, examination, investigation or other Legal Proceeding that is pending or otherwise in progress or threatened in writing against any Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claim, deficiency or assessment against it. No Target Company is currently contesting any material Tax liability before any Governmental Authority.

(d) There are no Liens with respect to any Taxes upon any assets of any Target Company, other than Permitted Liens.

(e) No Target Company has requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending. There are no outstanding requests by any Target Company for any extension of time to file any Tax Return or to pay any Taxes shown to be due on any Tax Return, other than extensions in the ordinary course of business consistent with past practice.

(f)  No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (v) any “closing agreement” pursuant to Section 7121 of the Code or any other agreement or arrangement with a Governmental Authority relating to Taxes.

(g) No Target Company has participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).

(h) No Target Company has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. No Target Company has any Liability or potential Liability for the Taxes of another Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise by operation of Law (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes.

(i) No Target Company has requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(j)  The Company is, and has at all times since its formation, been classified as an association taxable as a C corporation for U.S. federal and applicable state and local income tax purposes and a “United States person” within the meaning of Section 7701(a)(30)(C) of the Code. Each Subsidiary of the Company is, and has at all times since its formation, been classified as a disregarded entity for U.S. federal and applicable state and local income tax purposes.

(k) No Target Company is or has ever owned (directly or indirectly) (i) any interest in a “controlled foreign corporation” (within the meaning of Section 957 of the Code) or (ii) any interest in a “passive foreign investment company” (within the meaning of Section 1297 of the Code).

(l)  No Target Company has ever had a permanent establishment, office, branch, fixed place of business or other taxable presence in any country other than the country of its organization.

(m) No Target Company has been a party to any transaction that was purported or intended to be treated as a distribution of stock qualifying, in whole or in part, for tax-free treatment under Section 355 of the Code (or any corresponding or similar provision of U.S. state or local Tax Law) within the past three (3) years.

(n) No Target Company has taken any action or agreed to take any action (or permit any action to be taken), nor is aware of any fact or circumstance, that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatments.

Section 4.16 Real Property.

(a) Section 4.16(a)(1) of the Company Disclosure Letter sets forth a true, correct, and complete listing of all real property owned by any Target Company (the “Company Owned Real Properties”), including the street address and owner thereof. Each Target Company has made available to the Purchaser prior to the date hereof true, correct, and complete copies of the title insurance policies, the most recent title reports and surveys with respect to such Company Owned Real Property to the extent such items are in its possession. Each Target Company has good and marketable fee simple title to each Company Owned Real Property free and clear of all Liens (other than Permitted Liens). Other than the Company Owned Real Properties, no Target Company owns any real property. Except as set forth on Section 4.16(a)(2) of the Company Disclosure Letter, there are no parties in possession, as tenants, licensees or, to the Knowledge of the Company, otherwise, or parties having any option, right of first offer or first negotiation or right of first refusal or other similar rights granted to third parties to purchase or lease the Company Owned Real Properties or any portion thereof or interest therein. There is no condemnation or eminent domain proceeding pending or, to the Knowledge of the Company, threatened with respect to any of the Company Owned Real Properties or any portion thereof.

(b) Section 4.16(b) of the Company Disclosure Letter contains a true, correct and complete list of all premises currently leased or subleased or otherwise used or occupied (but not owned) by any Target Company for the operation of its business (the “Company Leased Real Properties”), and of all current leases, lease guarantees, lease amendments, and lease modifications thereof (collectively, the “Company Real Property Leases”), including the street address thereof (if applicable) and parties to such Company Real Property Leases. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases. Each Company Real Property Lease is valid and binding and enforceable in all respects against the applicable Target Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). With respect to each Company Real Property Lease, (i) no Target Company is in material breach of or material default under any Company Real Property Lease, (ii) to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a material breach or default by any Target Company and, (iii) to the Knowledge of the Company, no other party to such Company Real Property Lease is in breach or default, in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Real Property Lease. No Target Company has leased, licensed or otherwise granted use or occupancy rights with respect to any Company Leased Real Properties or any portion thereof to any third party. No party to any Company Real Property Lease has exercised any termination rights with respect thereto. To the Knowledge of the Company, there is no condemnation or eminent domain proceeding pending or threatened with respect to any of the Company Leased Real Properties or any portion thereof. No Target Company has assigned, transferred or pledged any interest in any of the Company Real Property Leases.

(c) Each Target Company owns or has such easements, rights-of-way, consents, permits, licenses, surface rights, surface leases, surface use agreements, land use agreements, servitudes or similar non-possessory interests with respect to real property (collectively “Rights-Of-Way”) as are necessary to conduct its business as currently conducted.

(d) No Target Company is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property (except the Company Leased Real Properties). All buildings, structures, facilities and improvements located on the Company Real Properties, including buildings, structures, facilities and improvements which are under construction, comply in all material respects with valid and current certificates of occupancy or similar Permits to the extent required by Laws for the use thereof, and conform in all material respects with all applicable Laws.

Section 4.17 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company are in operating condition (reasonable wear and tear excepted), as are reasonably suitable for their intended use in the business of the Target Companies. The Company has provided to the Purchaser true and complete copies of all lease agreements, lease guarantees, security agreements and other agreements relating to any material Personal Property used or leased by a Target Company, including all amendments, terminations and modifications thereof or waivers thereto (the “Company Personal Property Leases”). To the Knowledge of the Company, the Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of any Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

Section 4.18 Title to and Sufficiency of Assets.

(a) Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use its respective material tangible and intangible assets (excluding Intellectual Property, which is exclusively the subject matter of Section 4.14) that are necessary to conduct the business of the Target Companies as presently conducted, free and clear of all Liens other than (a) Permitted Liens and (b) the rights of lessors under material leasehold interests. The material assets (including Company Real Properties and contractual rights, but excluding Intellectual Property) of the Target Companies constitute all of the assets, rights and properties that are necessary for the normal operation of the businesses of the Target Companies in all material respects as they are now conducted, and the Target Companies have a reasonable basis for obtaining on commercially reasonable terms any additional assets, rights and properties necessary to operate the Target Companies as currently planned to be conducted. The material tangible assets (including Company Real Properties) or personal property of the Target Companies have been maintained in all material respects in accordance with generally accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole.

(b) The Target Companies have secured all material electrical power, interconnection rights, fuel supply, water, and other utilities necessary to operate each data center facility as currently operated. All such arrangements are in full force and effect, and no Target Company has received written notice of curtailment, termination or material reduction. The data center facilities have been designed and are operated with commercially reasonable redundancy, backup power, cooling and physical security systems consistent with industry standards. All of the assets and tangible property used by each Target Company are in normal operating condition for similar facilities of a similar age and in state of reasonable maintenance and repair suitable for the purposes for which it is being used in the conduct of the business of each Target Company. The assets of the Target Companies include all assets, properties and rights owned, used or held for use in, and are sufficient for, the operation of the business as currently conducted. All of the personal property included in the assets and properties of the Target Companies is in an operable state of repair adequate to maintain normal operations as currently used by or on behalf of the Target Companies, ordinary wear and tear excepted.

(c) No part of the assets comprising the assets and properties of the Target Companies is located on lands that are not subject to an agreement, easement or other surface right held by a member of the Target Companies permitting the location of such assets on such lands, except as would not reasonably be expected to be material to the ownership, use or operation of the assets and properties of the Target Companies. The assets and properties of the Target Companies include all assets necessary to access, own and operate the assets and properties of the Target Companies and their relevant network as currently accessed, owned and operated by the Target Companies. No member of the Target Companies has received any unresolved written notice from any counterparty to any agreement, easement or other surface right used or held for use in connection with the assets and properties of the Target Companies seeking to terminate or materially amend any such agreement, easement or surface right. The Target Companies collectively own or hold all assets reasonably necessary to access, own and operate the assets and properties of the Target Companies as currently operated.

Section 4.19 Employee Matters.

(a) No Target Company is or has ever been a party to any collective bargaining agreement or other Contract covering any group of employees with any labor organization or other representative of any of the employees of the Company, and to the Knowledge of the Company, there are not, and in the past three (3) years, there have not been, any activities or proceedings of any labor union to organize or represent such employees. In the past three (3) years, there has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. No current officer or other key employee of the Company, as of the date of this Agreement, has provided the Company with written notice of his or her intention to terminate his or her employment within the one (1) year period following the Closing.

(b) Each Target Company is, and, within the past three (3) years has been, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, family and medical leave, and employee terminations, except for failures to comply which, individually or in the aggregate, have not been and would not reasonably be expected to be, material to such Target Company. No Target Company has received written or, to the Knowledge of the Company, oral notice that there is any pending Legal Proceeding involving unfair labor practices against such Target Company. There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened against any Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) No employee is a party to a written employment arrangement with any Target Company and each is employed “at will,” and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Knowledge of the Company, oral agreement, or commitment or any applicable Law, custom, trade or practice.

(d) In the past three (3) years, no Target Company has received (i) notice of any unfair labor practice charge or material complaint pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board against it, (ii) notice of any material grievances or arbitrations arising out of any collective bargaining agreement to which any Target Company is a party, or (iii) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, or immigration to conduct an investigation with respect to or relating to them or notice that such investigation is in progress.

(e) To the Knowledge of the Company, no present or former employee at the level of vice president or above of any Target Company is in material violation of (i) any restrictive covenant or nondisclosure obligation to any Target Company or (ii) any restrictive covenant or nondisclosure obligation to a former employer of any such individual relating to (A) the right of any such individual to work for or provide services to any Target Company or (B) the knowledge or use of trade secrets.

(f)  In the past three (3) years, no target Company has engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Worker Adjustment and Retraining Notification Act or any similar state or local law.

(g) In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the Knowledge of the Company, threatened to be made against or involving any current or former officer, director or other employee or individual service provider by any current or former officer, employee or individual service provider of any Target Company, and (ii) no Target Company has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other employee.

Section 4.20 Benefit Plans.

(a) Set forth on Section 4.20(a) of the Company Disclosure Letter is a true and complete list of each material Company Benefit Plan. With respect to each Company Benefit Plan, all contributions that are due have been made or, to the extent not yet due, are properly accrued in accordance with GAAP on the Company Financials, in all material respects. No Target Company is required to provide employee benefits pursuant to a collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees.

(b) Each Company Benefit Plan is and has been operated, administered, maintained, and funded at all times in compliance with its terms and all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter from the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter upon which the Company is entitled to rely) or (ii) the applicable Target Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law and to the Knowledge of the Company, no event has occurred or circumstance exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents, service agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Form 5500s, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter (or opinion or advisory letter) received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority within the last three (3) years.

(d) With respect to each Company Benefit Plan: (i) no Legal Proceeding is pending, or to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration and administrative appeals of denied claims); (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iii) all contributions and premiums that are due have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials in accordance with GAAP.

(e) No Target Company nor any ERISA Affiliate currently maintains, or within the preceding six (6) years, has maintained or contributed to, a Company Benefit Plan which is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability, could not otherwise have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Target Company has or has ever maintained, and is not and has never been required to contribute to or otherwise participate in, (i) a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code or (ii) a “funded welfare plan” within the meaning of Section 419 of the Code.

(f)  The consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or other service provider of any Target Company to any severance pay or increase in severance pay or any other compensation payable by such Target Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by any Target Company, (iii) directly or indirectly cause any Target Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material Liability under any Company Benefit Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment, including with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) Except to the extent required by Section 4980B of the Code or similar state Law, No Target Company provides health or welfare benefits to any former or retired employee and is not obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(h) Each Company Benefit Plan can be terminated at any time without resulting in any material Liability to any Target Company, the Purchaser, Merger Sub or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities, other than Liabilities with respect to participant accrued benefits through the effective date of such termination in accordance with the terms of such plan and ordinary administration costs typically incurred in a termination event.

(i)  Each Company Benefit Plan and Company Option that is or may be subject to Section 409A of the Code has, in all material respects, been established and administered in documentary and optional compliance with, or any applicable exemption from, Section 409A of the Code.

(j)  Each Target Company has complied in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended, to the extent applicable, including the employer shared responsibility provisions relating to the offer of “affordable” health coverage that provides “minimum essential coverage” to “full-time” employees (as those terms are defined in Section 4980H of the Code and related regulations) and the applicable employer information reporting requirements under Code Section 6055 and Code Section 6056 and related regulations.

Section 4.21 Environmental Matters.

(a) Each Target Company and its properties and facilities are, and during the past three (3) years have been, in compliance in all material respects with all applicable Environmental Laws and all Contract terms for the protection of health, safety, or the environment, including obtaining, maintaining in good standing, and complying with all Permits required for their business and operations under any Environmental Laws (“Environmental Permits”).

(b) No Legal Proceeding is pending or, to the Knowledge of the Company, threatened against any Target Company or its assets or properties alleging a material violation of, or material liability under, any Environmental Law, Environmental Permit, or Contract terms for the protection of health, safety, or the environment, including with respect to the revocation, modification or termination of any Environmental Permits, and, to the Knowledge of the Company, no facts, circumstances, or conditions currently exist that would reasonably be expected to adversely affect compliance with Environmental Laws, Environmental Permits, or Contract terms for the protection of health, safety, or the environment, or require material capital expenditures to achieve or maintain such compliance.

(c) No Target Company, nor any of its properties, facilities or operations, is the subject of any outstanding material Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Law, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, or provided indemnity against any material Environmental Liabilities of any other Person.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, nor owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Environmental Liability or obligation under applicable Environmental Laws or Contract terms for the protection of health, safety, or the environment. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company, or any other property that could reasonably be expected to result in any material Environmental Liability to any Target Company.

(e) No Target Company has received written notice of any investigation of the business, operations, or currently or formerly owned, operated, or leased property of any Target Company that could lead to the imposition of any material Liens or Environmental Liabilities and, to the Knowledge of the Company, no such investigations are pending or threatened in writing.

(f)  There has been no Release of, or exposure to, any Hazardous Material at, on, under, or from any facility currently or formerly owned or operated by any Target Company or any third-party site, in each case in a manner that could reasonably be expected to give rise to a material Environmental Liability of any Target Company, including for Remedial Action costs, investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages, and attorneys’ fees.

(g) There are no (i) underground storage tanks, (ii) asbestos-containing materials, (iii) equipment containing polychlorinated biphenyls, or (iv) fire-fighting foam containing per- or polyfluoroalkyl substances located at any of the properties of any Target Company.

(h) The Company has provided to the Purchaser all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, any Target Company and concerning the environmental condition of any properties currently or formerly owned or operated by any Target Company, Environmental Liabilities or compliance with Environmental Laws.

Section 4.22 Transactions with Related Persons. Except for in the case of any employee, officer or director, of any employment Contract or Company Benefit Plans made in the ordinary course of business consistent with past practice or except as set forth in the Company Financials, no Target Company is a party to any transaction or Contract with any (a) present or former executive officer or director of any of the Target Companies, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of the capital stock or equity interests of any of the Target Companies or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing; excluding, in each case, any transaction or Contract between or among the Company’s Subsidiaries or between or among the Company and any of its Subsidiaries. To the Knowledge of the Company, no Related Person or any Affiliate of a Related Person has, directly or indirectly, a material economic interest in any Contract with any of the Target Companies (other than such Contracts that relate to any such Person’s ownership of the Company Shares or other equity interests of any Target Company as set forth on Section 4.03(a) of the Company Disclosure Letter or such Person’s employment or consulting arrangements with the Target Companies). The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

Section 4.23 Insurance.

(a) Section 4.23(a) of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the business of any Target Company (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy). As of the date hereof, all premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect, subject, in each case to the Enforceability Exceptions and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially similar terms following the Closing. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse material change, notice of cancellation, termination or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Section 4.23(b) of the Company Disclosure Letter identifies each individual insurance claim in excess of $200,000 made by a Target Company in the past three (3) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer has denied coverage.

Section 4.24 Customers and Suppliers.

(a) Section 4.24(a) of the Company Disclosure Letter lists, as of the date of this Agreement, the top ten (10) customers of the Target Companies for the twelve (12) month period ended December 31, 2025 as determined by revenue recognized by the Target Companies (the “Top Customers”). As of the date hereof, no such Top Customer has provided written notice to the Target Companies (i) of its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Target Companies, taken as a whole, or (ii) that any Target Company is in material breach of the terms of any Company Material Contract with any such Top Customer.

(b) Section 4.24(b) of the Company Disclosure Letter lists, as of the date of this Agreement, the top ten (10) suppliers or manufacturers of goods or services for the twelve (12) months ended December 31, 2025 based on payments made by the Target Companies (the “Top Suppliers”). To the Knowledge of the Company as of the date hereof, no such Top Supplier has provided notice to the Target Companies (i) of its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Target Companies, taken as a whole, or (ii) that any Target Company is in material breach of the terms of any Company Material Contract with any such Top Supplier.

(c) None of the Top Customers or Top Suppliers has, as of the date of this Agreement, notified any Target Company in writing that it is in a material dispute with any Target Company or their respective businesses.

Section 4.25 Certain Business Practices.

(a) No Target Company, nor any of their respective officers or directors, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf has, since February 27, 2023, directly or indirectly, offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office; or (iv) any Person, in any such case under circumstances where such Target Company or Representative thereof knew, or would have reasonably known after due and proper inquiry, that all or a portion of such thing of value would be offered, given, paid, or promised to an official or employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for foreign or domestic political office for the purpose of influencing any act or decision of such official, employee, or candidate to obtain or retain business or direct business to any person (in each case in violation of any Anti-Bribery Laws). No Target Company, nor any of their respective officers and directors, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf, has, since February 27, 2023, directly or indirectly corruptly offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to any customer, supplier, or other Person who is or may be in a position to assist or hinder any Target Company in connection with any actual or proposed transaction for the purpose of improperly influencing any act or decision of such customer, supplier, or other Person to obtain or retain business or direct business to any person in violation of Anti-Bribery Laws. No Target Company, nor any of their respective officers and directors, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf, has, since February 27, 2023, been subject to or conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to any noncompliance with any Anti-Bribery Laws. No Target Company, nor any of their respective officers and directors, nor, to the Knowledge of the Company, any Representatives acting on their behalf has, since February 27, 2023, received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Laws.

(b) The operations of each Target Company are and have been, since February 27, 2023, conducted at all times in material compliance with applicable International Trade Laws and Sanctions Laws, and no Legal Proceeding between any Target Company and any Governmental Authority with respect to violations of International Trade Laws or Sanctions Laws is pending or, to the Knowledge of the Company, threatened in writing.

(c) No Target Company nor any of their respective directors or officers, or, to the Knowledge of the Company, any of their respective employees, agents, or Affiliates is or has been, since February 27, 2023: (i) identified on any applicable Sanctions Laws-related list of designated or blocked persons (including the “Specially Designated Nationals and Blocked Persons List” (“SDN List”) maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”)); (ii) located, organized, or resident in any country, geographical region or territory that is itself the subject of comprehensive Sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine and, prior to July 1, 2025, Syria) (each a “Sanctioned Jurisdiction”); (iii) owned, directly or indirectly, individually or in the aggregate, 50 percent or more or otherwise controlled by any of the foregoing Persons in clauses (i) or (ii); or (iv) otherwise the target or subject of Sanctions Laws restrictions (collectively, “Sanctioned Persons”).

(d) No Target Company has, since February 27, 2023, directly or knowingly indirectly, engaged in transactions (i) with any Sanctioned Person, in violation of Sanctions Laws, or (ii) in any other manner that would constitute a violation of any applicable U.S. sanctions administered by the U.S. government.

Section 4.26 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940.

Section 4.27 Finders and Brokers. No broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which any Target Company would be liable in connection with the Transactions based upon arrangements made by any Target Company or any of their Affiliates.

Section 4.28 Independent Investigation. The Target Companies have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and Merger Sub, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser and Merger Sub set forth in Article V of Agreement (including the related portions of the Purchaser Disclosure Letter) and in any certificate delivered to the Company pursuant hereto; and (b) none of the Purchaser, Merger Sub or any of their respective Representatives have made any representation or warranty as to the Purchaser or Merger Sub or this Agreement, except as expressly set forth in Article V of this Agreement (including the related portions of the Purchaser Disclosure Letter) or in any certificate delivered to the Company pursuant hereto. Without limiting the foregoing, the Company acknowledges that the Target Companies, together with their advisors, have made their own investigation of Purchaser and Merger Sub and, except as provided in Article V, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Purchaser and Merger Sub, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Purchaser and Merger Sub as conducted after the Closing, or as contained in any materials provided by Purchaser and Merger Sub or any of their Affiliates or any of their directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Section 4.29 Information Supplied. To the Knowledge of the Target Companies, none of the information about the Target Companies supplied or to be supplied by, or on behalf of, the Target Companies expressly for inclusion or incorporation by reference in (i) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority with respect to the Transactions or in the Proxy Statement/Registration Statement or (ii) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases or prospectuses filed under Rule 425 of the Securities Act in connection with the Transactions contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed with or furnished to the SEC (provided, that if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (c) the time the Proxy Statement/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Purchaser Shareholders; or (d) the time of the Purchaser Shareholders’ Meeting. The Target Companies make no warranty or representation with respect to any such information beyond what is expressly stated herein. Notwithstanding the foregoing, the Target Companies make no representation, warranty or covenant with respect to any information about the Purchaser, Merger Sub or their respective Affiliates.

Section 4.30 Energy Regulatory Laws. No Target Company is subject to regulation as a “public utility”, “electric utility”, “retail electric utility”, “retail electric provider” or a “public utility company” (or similar designation), or a “holding company”, “subsidiary company” or an “affiliate” thereof, in each case by any governmental or regulatory authority, including under the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451 et seq., the Federal Power Act, 16 U.S.C. §§ 791a, et seq., or any applicable state utility laws.

Section 4.31 Fiber Network. Except for violations and defaults that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The facilities operated by the Target Companies as commercial data centers and the fibers and fiber miles owned or leased by the Target Companies, taken as a whole, are, in all material respects, working, functional, fit for the purpose intended, have been maintained, subject to ordinary wear and tear, in good repair and working order condition and are without any material defects for purposes of operating the business as operated by the Target Companies.

(b) The Target Companies validly own, or otherwise have the right to use, all equipment reasonably necessary to operate the fibers and fiber miles owned or leased by the Target Companies as currently operated by the Target Companies.

Section 4.32 No Additional Representations or Warranties. Except as provided in this Article IV, none of the Target Companies nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, and the Target Companies hereby disclaim, any representation or warranty whatsoever to Purchaser, Merger Sub or their respective Affiliates or any other Person and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Purchaser, Merger Sub or their respective Affiliates or any other Person.

Article V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND
MERGER SUB

Except as set forth in (i) any Purchaser SEC Reports filed or submitted on or prior to the date hereof, or (ii) the disclosure letter delivered by the Purchaser to the Company (the “Purchaser Disclosure Letter”) on the date of this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the Purchaser and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing, as follows:

Section 5.01 Organization and Standing.

(a) The Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

(b) Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of Delaware. Merger Sub has heretofore made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. Merger Sub is not in violation of any provision of its Organizational Documents in any material respect.

Section 5.02 Authorization; Binding Agreement. Each of the Purchaser and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly and validly authorized by the boards of directors (or equivalent governing body) of the Purchaser and Merger Sub, and (b) other than the Purchaser Shareholder Approval, no other corporate proceedings on the part of the Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions, other than the filing of the Certificates of Merger with the Delaware Secretary of State and the Florida Department of State, as applicable. This Agreement has been, and each Ancillary Document to which the Purchaser or Merger Sub are a party shall be when delivered, duly and validly executed and delivered by the Purchaser or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser or Merger Sub, as applicable, enforceable against the Purchaser or Merger Sub, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

Section 5.03 Governmental Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Consent of or with any Governmental Authority, on the part of the Purchaser or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser or Merger Sub of this Agreement and each Ancillary Document to which it is or will be a party or the consummation by the Purchaser or Merger Sub of the Transactions, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.04 Non-Contravention. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, the execution and delivery by each of Purchaser and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby, and compliance by Purchaser and Merger Sub with any of the provisions hereof and thereof, do not and will not (a) conflict with or violate any provision of their respective Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.03, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or Merger Sub or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser or Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser or Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract to which Purchaser or Merger Sub is a party or by which its assets are bound, except in the case of clauses (b) or (c), as would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.05 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Purchaser is $55,500.00 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 34,470,000 of which are issued and outstanding, (ii) 50,000,000 Class B ordinary shares, par value $0.0001 per share, 11,490,000 of which are issued and outstanding, and (iii) 5,000,000 preference shares, par value $0.0001 per share, of which none are issued and outstanding. All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Ordinary Shares have been issued in violation of any applicable securities Laws.

(b) Subject to the terms and conditions of the Warrant Agreement, in connection with the Domestication, the Cayman Purchaser Warrants will be converted into Domesticated Purchaser Warrants, which will be exercisable after giving effect to the Transactions for one share of Domesticated Purchaser Common Stock at an exercise price of $11.50 per share. There are outstanding (i) warrants to purchase approximately 17,235,000 Class A ordinary shares, par value $0.0001 per share in the capital of the Purchaser, held by public investors and (ii) private placement warrants to purchase an aggregate of approximately 8,894,000 Class A ordinary shares, par value $0.0001 per share in the capital of the Purchaser, held by the Sponsor and the underwriters. All outstanding Cayman Purchaser Warrants are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party. None of the outstanding Cayman Purchaser Warrants have been issued in violation of any applicable securities Laws

(c) Other than the Redemption or as contemplated by this Agreement, Purchaser’s Organizational Documents and the Trust Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of Purchaser.

(d) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Section 5.05(c) of the Purchaser Disclosure Letter. No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(e) Since the date of formation of the Purchaser until the date hereof, and except for the Redemption and as contemplated by this Agreement, Purchaser’s Organizational Documents and the Trust Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares.

(f)   Purchaser owns all of the membership interests in Merger Sub. No other membership interests or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding membership interests of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any of its membership interests or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 5.06 SEC Filings and Purchaser Financials.

(a) The Purchaser has, since the IPO, filed all forms, reports, schedules, statements and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto (collectively, as they have been amended since the time of their filing or furnishing, the “Purchaser SEC Reports”). As of the date hereof, all of the Purchaser SEC Reports, any correspondence from or to the SEC or the Nasdaq Stock Market (“Nasdaq”) (other than such correspondence in connection with the IPO of the Purchaser) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction.

(b) As of their respective dates, the Purchaser SEC Reports (i) were prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and (ii) did not, at the time they were filed (or if amended or superseded by a filing, then on the date of such filing), with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) The financial statements and notes contained or incorporated by reference in the Purchaser SEC Reports fairly present, in all material respects, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Purchaser as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

(d) The Purchaser has no off-balance sheet arrangements that are not disclosed in the Purchaser SEC Reports. No financial statements other than those of the Purchaser and Merger Sub are required by GAAP to be included in the consolidated financial statements of the Purchaser.

(e) The issued and outstanding Purchaser Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “APXT”. The issued and outstanding Cayman Purchaser Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “APXTW”. There is no action or proceeding pending or, to the Knowledge of the Purchaser, threatened in writing against the Purchaser by Nasdaq or the SEC with respect to any intention by such entity to deregister the Cayman Purchaser Shares, the Purchaser Class A Ordinary Shares or the Cayman Purchaser Warrants or to terminate the listing of Purchaser on Nasdaq. Except in connection with the Transactions, none of Purchaser or any of its Affiliates has taken any action in an attempt to terminate the registration of the Cayman Purchaser Shares, the Purchaser Class A Ordinary Shares or Cayman Purchaser Warrants under the Exchange Act.

(f)  Except as not required in reliance on exemptions from various reporting requirements by virtue of the Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), the Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Purchaser is made known to the Purchaser’s principal executive officer and its principal financial officer by others within the entity, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in all material respects in timely alerting the Purchaser’s principal executive officer and principal financial officer to material information required to be included in the Purchaser’s periodic reports required under the Exchange Act. Since the consummation of the IPO, the Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Purchaser’s financial reporting and the preparation of the financial statements included in the Purchaser SEC Reports for external purposes in accordance with GAAP. Neither the Purchaser nor the Purchaser’s independent auditors identified or have been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the PCAOB) in the design or operation of the Purchaser’s internal controls over financial reporting which would reasonably be expected to adversely affect the Purchaser’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. The Purchaser has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Purchaser. Since the IPO, there have been no material changes in the Purchaser’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by the Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Purchaser in their capacity as such, and the Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) As of the date hereof, there are no outstanding comments from the SEC with respect to the Purchaser SEC Reports. To the Knowledge of the Purchaser, none of the Purchaser SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.07 Absence of Certain Changes. As of the date of this Agreement, the Purchaser has, since the date of its formation (a) conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) not been subject to a Purchaser Material Adverse Effect. Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

Section 5.08 Undisclosed Liabilities. Except for any fees and expenses payable by Purchaser as a result of or in connection with the consummation of the Transactions, Purchaser has no Liabilities, except for Liabilities (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the Purchaser SEC Reports, (b) that have arisen since the date of the most recent balance sheet included in the Purchaser SEC Reports in the ordinary course of business of Purchaser, (c) incurred in connection with the Transactions (for the avoidance of doubt, including those incurred in connection with or relating to this Agreement and the consummation of the Transactions, such as Liabilities incurred by Purchaser in connection with or relating to the negotiation of this Agreement or performance hereunder, any diligence relating hereto, the satisfaction of the required closing conditions, or the PIPE Investment) or (d) which would not be, or would not reasonably be expected to be, material to Purchaser. Merger Sub has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the ancillary agreements to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.09 Compliance with Laws. Each of the Purchaser and Merger Sub is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to be material to the Purchaser or Merger Sub, and neither the Purchaser nor Merger Sub has received written notice alleging any violation of applicable Law in any material respect by the Purchaser or Merger Sub.

Section 5.10 Legal Proceedings; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened Legal Proceeding to which the Purchaser or Merger Sub is subject which would reasonably be expected to have a Purchaser Material Adverse Effect or that would have a material adverse effect on the ability of the Purchaser to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no material Legal Proceeding that the Purchaser or Merger Sub has pending against any other Person. Neither the Purchaser nor Merger Sub is subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Each of the Purchaser and Merger Sub holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.11 Taxes and Returns.

(a) The Purchaser (i) is not required to file any income or material non-income Tax Returns in any jurisdiction, and (ii) has timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all material Taxes required to be paid, collected, withheld or remitted by it.

(b) There is no Legal Proceeding currently pending or otherwise in progress or, threatened in writing against the Purchaser by a Governmental Authority in a jurisdiction where Purchaser does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) There is no claim, assessment, audit, examination, investigation or other Legal Proceeding that is pending or otherwise in progress, or threatened in writing against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claim, deficiency or assessment against the Purchaser. Purchaser is not currently contesting any material Tax liability before any Governmental Authority.

(d) There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens.

(e) The Purchaser has not requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending. There are no outstanding requests by the Purchaser for any extension of time to file any Tax Return or to pay any Taxes shown to be due on any Tax Return, other than extensions in the ordinary course of business consistent with past practice.

(f)   The Purchaser will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (v) any “closing agreement” pursuant to Section 7121 of the Code or any other agreement or arrangement with a Governmental Authority relating to Taxes.

(g) The Purchaser has not participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).

(h) The Purchaser has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. The Purchaser does not have any Liability or potential Liability for the Taxes of another Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise by operation of Law (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Purchaser is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreements or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes.

(i) The Purchaser has not requested, and is not the subject of or bound by, any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(j)  The Purchaser has not taken any action or agreed to take any action (or permit any action to be taken), nor is it aware of any fact or circumstance, that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatments.

Section 5.12 Properties. Neither the Purchaser, nor Merger Sub, owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. Neither the Purchaser nor Merger Sub owns or leases any material real property or material Personal Property (except for the Purchaser’s ownership of the Merger Sub membership interests).

Section 5.13 Investment Company Act. To the Knowledge of Purchaser, the Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940.

Section 5.14 Trust Account. As of the date of this Agreement, Purchaser has at least $344,700,000 in the Trust Account, such monies held in cash and interest-bearing demand deposit account or in or invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement (the “Trust Agreement”), dated as of October 27, 2025, between Purchaser and Lucky, as trustee (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Reports to be inaccurate in any material respect or that would entitle any Person (other than Purchaser Shareholders who shall have properly elected to redeem their Purchaser Class A Ordinary Shares pursuant to Purchaser’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to the Redemption of Purchaser Class A Ordinary Shares properly submitted in connection with a shareholder vote to amend the Purchaser’s Organizational Documents to (A) modify the substance or timing of its obligation to allow redemption in connection with its initial business combination or to redeem 100% of its Purchaser Class A Ordinary Shares if it has not consummated an initial business combination within the prescribed window or (B) with respect to any other material provisions related to shareholders’ rights or pre-initial business combination activity. The Trust Agreement has not been amended or modified and is a valid and binding obligation of Purchaser and is in full force and effect and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. As of the date hereof, there are no claims or proceedings pending or, to the Knowledge of Purchaser, threatened in writing with respect to the Trust Account. Purchaser has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement in any material respects, and, to the Knowledge of Purchaser, no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Purchaser to dissolve or liquidate pursuant to Purchaser’s Organizational Documents shall terminate, and as of the Closing, Purchaser shall have no obligation whatsoever pursuant to Purchaser’s Organizational Documents to dissolve and liquidate the assets of Purchaser by reason of the consummation of the Transactions. To the Knowledge of Purchaser, as of the date hereof, following the Closing, no Purchaser Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Purchaser Shareholder is exercising their option to redeem Domesticated Purchaser Common Stock in connection with the Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Purchaser does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or that any remaining funds available in the Trust Account after payment of Purchaser Transaction Costs will not be available to Purchaser on the Closing Date.

Section 5.15 CFIUS. Merger Sub shall not be a “foreign person” (within the meaning of 31 C.F.R. § 800.224) at the Closing.

Section 5.16 Finders and Brokers. No broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, including any deferred underwriting commissions, for which the Purchaser or Merger Sub would be liable in connection with the Transactions based upon arrangements made by the Purchaser or Merger Sub or any of their Affiliates.

Section 5.17 Information Supplied. None of the information about Purchaser or Merger Sub or supplied or to be supplied by, or on behalf of, Purchaser or Merger Sub expressly for inclusion or incorporation by reference in (i) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority with respect to the Transactions or in the Proxy Statement/Registration Statement or (ii) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases or prospectuses filed under Rule 425 of the Securities Act in connection to the Transactions contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed with or furnished to the SEC (provided, that if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (c) the time the Proxy Statement/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Purchaser Shareholders; or (d) the time of the Purchaser Shareholders’ Meeting. Notwithstanding the foregoing, the Purchaser and Merger Sub make no representations, warranties or covenants with respect to any information about the Target Companies or its Affiliates.

Section 5.18 Independent Investigation. The Purchaser and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser and Merger Sub acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the Transactions, they have relied solely upon their own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Letter) and in any certificate delivered to Purchaser or Merger Sub pursuant hereto, and the information provided by or on behalf of the Target Companies for the Proxy Statement/Registration Statement; and (b) neither the Company, nor its Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in Article IV (including the related portions of the Company Disclosure Letter) or in any certificate delivered to Purchaser or Merger Sub pursuant hereto. Without limiting the foregoing, the Purchaser and Merger Sub acknowledge that the Purchaser and Merger Sub or their advisors, have made their own investigation of the Target Companies and, except as provided in Article IV, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Target Companies, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Target Companies as conducted after the Closing, or as contained in any materials provided by the Target Companies or any of their respective Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Section 5.19 No Additional Representations or Warranties. Except as provided in this Article V, none of the Purchaser, Merger Sub, any of their respective Affiliates, or any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, and Purchaser and Merger Sub hereby disclaim, any representation or warranty whatsoever to the Target Companies or their respective Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Target Companies or their respective Affiliates.

Article VI
COVENANTS

Section 6.01 Access and Information; Cooperation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.01 or the Closing (the “Interim Period”), subject to Section 6.16, the Company shall give, and shall cause the Target Companies and its and their Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all officers, managers, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to the Target Companies as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Target Companies’ Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to Purchaser or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (C), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Contract, obligation or Law and (y) provide such information in a manner without violating such Contract, obligation or Law), or (ii) if the Company, on the one hand, and Purchaser or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto.

(b) During the Interim Period, subject to Section 6.16, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all officers, directors, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, the Purchaser shall not be required to provide, or cause to be provided, to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Purchaser is subject, (B) violate any legally-binding obligation of the Purchaser with respect to confidentiality, non-disclosure or privacy or (C) jeopardize protections afforded to the Purchaser under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (B), the Purchaser shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Contract, obligation or Law and (y) provide such information in a manner without violating such Contract, obligation or Law), or (ii) if the Purchaser, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto.

(c) During the Interim Period, each of the Company and the Purchaser shall, and shall cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the transactions contemplated by this Agreement (including, in connection with the PIPE Investment), including, (i) by providing such information and assistance as the other Party may reasonably request, (ii) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, the Purchaser, or their respective Representatives.

Section 6.02 Conduct of Business of the Company.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law, as set forth on Section 6.02(b) of the Company Disclosure Letter or as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its Subsidiaries to, (i) conduct its and their respective businesses, in all material respects, in the ordinary course of business and (ii) comply in all material respects with all Laws applicable to the Target Companies and their respective businesses and assets.

(b) Without limiting the generality of Section 6.02(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law or as set forth on Section 6.02(b) of the Company Disclosure Letter, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities that are senior to the common stock of the Company (“Senior Securities”) or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any Senior Securities;

(ii)   take or agree to take any action (or permit any action to be taken), or fail to take any action, where such action or failure to act would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatments;

(iii)   waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby, but excluding any suit, action, claim, proceeding or investigation set forth in the Company Disclosure Letter), to the extent resulting in payments in excess of $30,000,000 or imposing material restrictions on the business of the Company post-Closing;

(iv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, in each case, if the acquisition by the Company prior to the Closing would require the inclusion in the Registration Statement of audited, unaudited and/or pro forma financial statements related to the acquired business organization, division or assets, as applicable, and such inclusion would reasonably be expected to cause the Closing to occur later than the Outside Date;

(v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization, or any voluntary or involuntary bankruptcy or restructuring filing;

(vi) sell, lease, license, transfer, or otherwise dispose of all or substantially all of the consolidated assets or intellectual property of the Company and its Subsidiaries, taken as a whole;

(vii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(viii) authorize or agree to do any of the foregoing actions.

(c) If the Company grants any Company Options or other equity or equity-based awards during the Interim Period, the Company shall ensure that each such award (A) has a per share exercise or base price not less than the fair market value of a Company Share on the grant date, determined by a reasonable application of a reasonable valuation method within the meaning of Treasury Regulations Section 1.409A-1(b)(5)(iv), and (B) is otherwise exempt from or compliant with Section 409A of the Code, and shall provide the Purchaser with the supporting valuation and material terms prior to such grant.

Section 6.03 Conduct of Business of the Purchaser.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law, as set forth on Section 6.03(b) of the Purchaser Disclosure Letter or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall, and shall cause Merger Sub to, (i) conduct its business, in all material respects, in the ordinary course of business, (ii) comply in all material respects with all Laws applicable to it and its businesses, assets and employees, and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations.

(b) Without limiting the generality of Section 6.03(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Domestication or as contemplated by the PIPE Investment), as required by applicable Law or as set forth on Section 6.03(b) of the Purchaser Disclosure Letter, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause Merger Sub not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness of any Person (provided, that this Section 6.03(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Transactions (including the PIPE Investment));

(v) (A) make, change or rescind any election relating to Taxes (except in the ordinary course of business consistent with past practice), (B) settle or otherwise compromise any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material Taxes, (C) file any amended income or material non-income Tax Return, (D) surrender or allow to expire any right to claim a refund of material Taxes, (E) change (or request to change) any method of accounting for Tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income or material non-income Taxes may be issued, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any Governmental Authority, (H) enter into any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes, or (I) change its jurisdiction of tax residency, except as otherwise contemplated by this Agreement or any Ancillary Documents or the Transactions;

(vi) take or agree to take any action (or permit any action to be taken), or fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatments;

(vii) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(viii) terminate, waive or assign any material right under any material Contract of Purchaser;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $500,000 (individually or in the aggregate);

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xv) make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of Transactions, including legal or accounting (including the PIPE Investment));

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Transactions);

(xvii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1,000,000 in the aggregate (excluding the incurrence of any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of Transactions, including legal or accounting (including the PIPE Investment)) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.03 during the Interim Period;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xx) grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of Purchaser; or

(xxi) authorize or agree to do any of the foregoing actions.

Section 6.04 Annual and Interim Financial Statements. The Company shall use reasonable best efforts to deliver to the Purchaser, as soon as reasonably practicable following the date of this Agreement and in no event later than September 30, 2026, (i) audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Target Companies as of and for the period from January 1, 2024 through December 31, 2025, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant and which have been audited in accordance with GAAP and PCAOB standards (collectively, the “PCAOB Financial Statements”); and (ii) unaudited reviewed consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Target Companies as of and for the three-month periods ending March 31, 2025 and 2026 (the “Q1 Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements and Q1 Financial Statements, such financial statements shall be deemed “Company Financials” for the purposes of this Agreement and the representations and warranties set forth in Section 4.06 shall be deemed to apply to such PCAOB Financial Statements and Q1 Financial Statements with the same force and effect as if made as of the date of this Agreement. In addition, the Company shall use commercially reasonable efforts to deliver to the Purchaser true and complete copies of any additional financial statements of the Target Companies for each period required to be included in any amendment or supplement to the Registration Statement as soon as practicable prior to the due date for filing any such amendment or supplement.

Section 6.05 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Class A Ordinary Shares and the Cayman Purchaser Warrants on Nasdaq; provided, that the Parties acknowledge and agree that (i) if Purchaser fails to timely file any public filing with the SEC, such failure shall not be a breach of this Section 6.05 provided such public filing is made before the effectiveness of the Registration Statement or such late filing does not have a material adverse impact on the consummation of the Transactions and (ii) from and after the Closing, the Parties intend to list on Nasdaq only the Domesticated Purchaser Common Stock and the Domesticated Purchaser Warrants.

Section 6.06 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal (whether written or oral), from any Person or group at any time relating to an Alternative Transaction (other than the Purchaser and the Sponsor or their respective Representatives), and (ii) an “Alternative Transaction” means (A) with respect to the Company and any of its Subsidiaries, a transaction or a series of transactions (other than the Transactions) concerning the sale (whether directly or indirectly) of (x) all or substantially all of the consolidated business or assets of the Target Companies or (y) any equity securities of the Company representing 50.1% or more of the voting power of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the Transactions) concerning a Business Combination involving Purchaser or any of its Affiliates. For the avoidance of doubt, the Company acknowledges and agrees the Representatives of Purchaser and its Affiliates have been and in the future intend to be involved with other special purpose acquisition companies, and it shall not constitute an “Alternative Transaction” for one or more Persons to propose or discuss a potential business combination with the Representatives of Purchaser and its Affiliates unless such Person specifically identifies the Purchaser as a potential counterparty for a Business Combination.

(b) During the Interim Period, in order to induce the Purchaser to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, the Target Companies shall not, and shall cause its Representatives to not, without the prior written consent of the Purchaser, directly or indirectly, (i) solicit, assist, initiate, engage or facilitate the making, submission or announcement of, or encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding the Target Companies or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which any Target Company is a party, (vii) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Alternative Transaction or (viii) agree or otherwise commit to enter into or engage in any of the foregoing.

(c) The Company shall notify Purchaser as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by the Company or any of its Representatives of (i) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to the Company or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. The Company shall keep Purchaser promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

Section 6.07 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not, it shall cause its Subsidiaries not to, and it shall instruct its other Affiliates and Representatives not to, purchase or sell any securities of the Purchaser (unless otherwise explicitly contemplated in this Agreement), communicate such information to any third party (other than (x) to Persons for the purpose of seeking consents related to the Transactions or (y) Persons subject to confidentiality restrictions in favor of the Company), take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.08 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging: (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the Transactions; (c) becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied; or (d) becomes aware of the commencement or threat, in writing, of any Legal Proceeding against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates, in each case, with respect to the consummation of the Transactions or the business, properties, assets, or liabilities of the Target Companies. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. In the event that any litigation related to this Agreement, any Ancillary Documents or the Transactions is brought, or, to the Knowledge of the Parties, respectively, threatened, against such Party, or the board of directors (or similar governing body) of such Party or its Subsidiaries, respectively, by a third party prior to the Closing, such Party shall promptly notify the other Party of any such litigation and keep the other Party reasonably informed with respect to the status thereof. Each Party shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other Party’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained herein, any failure to give such notice pursuant to this Section 6.08 shall not give rise to any Liability of the Target Companies or Purchaser or be taken into account in determining whether the conditions in Article VII have been satisfied or give rise to any right of termination set forth in Article VIII.

Section 6.09 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b) In furtherance and not in limitation of Section 6.09(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (except that any fees or other amounts charged by any Governmental Authorities relating to such filings or applications will be paid 50/50 by Purchaser and the Company to the applicable Governmental Authority, with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities any requests for approval, to the extent required, of the Transactions and shall use their reasonable best efforts to have such Governmental Authorities approve the Transactions; provided that with respect to the HSR Act notification filing, it will be made within 20 Business Days of the date of this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Legal Proceeding is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Legal Proceedings so as to timely permit consummation of the Transactions, including in order to resolve such objections or Legal Proceedings which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Legal Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Neither the Company nor Purchaser shall enter into any agreement with any Governmental Authority relating to the Transactions without the prior written consent of the other Party.

(d) Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

Section 6.10 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Trustee (which notice Purchaser shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, Purchaser (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to the Purchaser Shareholders pursuant to the Redemption, and (2) pay all remaining amounts then available in the Trust Account to Purchaser for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.11 Certain Tax Matters.

(a) The Parties hereby agree and acknowledge that, for U.S. federal, and applicable state and local, income Tax purposes, it is intended that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments, and that this Agreement constitutes, and hereby is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder. No Party shall take or cause to be taken, or fail to take or cause to be failed to be taken, any action, if such action or failure to act, as the case may be, would prevent or impede, or would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatments. The Parties hereby agree to use reasonable best efforts to cause the Transactions to qualify for the Intended Tax Treatments, including by preparing and filing all Tax Returns on a basis consistent with the Intended Tax Treatments and not taking any action or position inconsistent with the Intended Tax Treatments in any Tax Return, any Tax Legal Proceeding or for any other Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each Party agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the qualification of any relevant portion of the Transactions for its Intended Tax Treatment by any Governmental Authority.

(b) Notwithstanding anything to the contrary herein, if the SEC requires that a Tax opinion be prepared and submitted in connection with the Proxy Statement/Registration Statement and any other filings to be made with the SEC in connection with the Transactions, whether as an exhibit to the Proxy Statement/Registration Statement or otherwise, to the extent such opinion or disclosure relates to the Company or any of their direct or indirect owners, the Company shall cause such opinion to be provided by Paul Hastings LLP (or another nationally recognized tax advisor to the Company if Paul Hastings LLP is unable to provide such tax opinion), and to the extent such opinion or disclosure relates to Purchaser or any of its direct or indirect owners, Purchaser shall cause such opinion to be provided by Sidley Austin LLP (or another nationally recognized tax advisor to Purchaser if Sidley Austin LLP is unable to provide such tax opinion), and if such Tax opinion is being provided by a Tax counsel, the Parties hereto shall, and shall cause their Affiliates to (i) cooperate in order to facilitate the issuance of any such Tax opinion and (ii) deliver to such counsel, to the extent requested by such counsel, a duly executed certificate reasonably satisfactory to such Party and such counsel dated as of the date requested by such counsel, containing such customary representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion; provided, that, notwithstanding anything herein to the contrary, nothing in this Agreement shall require (x) any counsel to the Company or its advisors to provide an opinion with respect to any Tax matters relating to or affecting Purchaser or the Purchaser Shareholders, including that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments and (y) any counsel to Purchaser or its advisors to provide an opinion with respect to any Tax matters relating to or affecting the Company or the holders or beneficial owners of Company Securities, including that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments, in each case, for the avoidance of doubt, other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of the Transactions included in the Proxy Statement/Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC; provided, further, that neither this provision nor any other provision in this Agreement shall require the provision of a Tax opinion by any Party’s counsel or advisors to be a condition precedent to the Closing.

(c) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (“Transfer Taxes”) shall be borne equally by the Company and the Purchaser. Each Party shall, at its own expense, timely file all necessary Tax Returns or other documentation with respect to such Transfer Taxes which such Party is required by Law to file and, if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns or other documentation.

Section 6.12 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to otherwise effect, consummate, confirm or evidence the Transactions and carry out the purposes of this Agreement.

Section 6.13 The Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement,(x) the Purchaser and the Company shall jointly prepare and, upon receipt by the Purchaser of the PCAOB Financial Statements, the Q1 Financial Statements and any other audited or unaudited financial statements of the Target Companies that are required by applicable Law to be included in the Proxy Statement/Registration Statement, the Purchaser shall file with the SEC, mutually acceptable materials (such agreement not to be unreasonably withheld, conditioned or delayed by the Purchaser or the Company) that shall include the proxy statement to be filed with the SEC as part of the Registration Statement and to be sent to the Purchaser Shareholders relating to the Purchaser Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Purchaser and the Company shall jointly prepare and the Purchaser shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Purchaser Common Stock and Domesticated Purchaser Warrants to be issued in exchange for the issued and outstanding Cayman Purchaser Ordinary Shares and the Cayman Purchaser Warrants, respectively, in the Domestication, (B) the shares of Domesticated Purchaser Common Stock that constitute the Aggregate Consideration, and (C) the shares of Domesticated Purchaser Common Stock to be issued in exchange for the Domesticated Purchaser Warrants (collectively, the “Registration Statement Securities”). The filing fees payable to the SEC in connection with the Proxy Statement/Registration Statement will be paid 50/50 by Purchaser and the Company. Each of the Purchaser and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement when filed with the SEC, or when subsequently supplemented or amended, to comply in all material respects with all Laws applicable thereto and with the rules and regulations promulgated by the SEC, to respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement/Registration Statement, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. The Purchaser also agrees to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Target Companies and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of the Purchaser and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of the Purchaser or the Target Companies to any regulatory authority (including Nasdaq) in connection with the Transactions (the “Offer Documents”).

(ii)   To the extent not prohibited by Law, the Purchaser will advise the Company, reasonably promptly after the Purchaser receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Domesticated Purchaser Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and the Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, the Purchaser shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that the Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Purchaser to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)   Each of the Purchaser and the Company shall use reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Proxy Statement/Registration Statement will, at the time the Proxy Statement/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Purchaser Shareholders and at the time of the Purchaser Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Closing any information relating to the Company, the Purchaser or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or the Purchaser, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Proxy Statement/Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Purchaser Shareholders. No information received or provided pursuant to this Section 6.13(a)(iv) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Disclosure Letters.

(b) Purchaser Shareholder Approval. The Purchaser shall (a) as promptly as practicable after the Proxy Statement/Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Purchaser Shareholders in compliance with applicable Law, (ii) duly (1) give notice of and (2) convene and hold an extraordinary general meeting of Purchaser Shareholders (the “Purchaser Shareholders’ Meeting”) in accordance with the Purchaser’s Organizational Documents and applicable Law, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, unless otherwise agreed in writing by the Company and Purchaser, and (iii) solicit proxies from the holders of Purchaser Ordinary Shares to vote in favor of each of the Transaction Proposals, and (b) provide its public shareholders with the opportunity to elect to effect a Redemption. The Purchaser shall, through its board of directors, recommend to the Purchaser Shareholders the (A) adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (B) approval of the Domestication, (C) adoption of the Purchaser Charter upon Domestication and the Purchaser Bylaws upon Domestication, including any separate or unbundled advisory proposals as are required to implement the foregoing, (D) approval of the issuance of shares of Domesticated Purchaser Common Stock as required by Nasdaq Listing Rule 5635, (E) approval of the adoption by the Purchaser of the Equity Incentive Plan, (F) appointment of the director nominees in accordance with Section 6.18 of this Agreement, (G) adoption and approval of any other proposals as Nasdaq or the SEC (or staff members thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by the Purchaser and the Company to be necessary or appropriate in connection with the Transactions, and (I) adjournment of the Purchaser Shareholders’ Meeting to a later date or dates, if necessary or convenient, (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (y) if the Purchaser determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (z) to facilitate the Domestication, the Merger or any other Transaction (such proposals in (A) through (H), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement (the “Purchaser Board Recommendation”). The board of directors of Purchaser shall not withdraw, amend, qualify or modify the Purchaser Board Recommendation. To the fullest extent permitted by applicable Law, the Purchaser agrees to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholders’ Meeting and submit for approval the Transaction Proposals. Without the consent of the Company, the Purchaser Shareholders’ Meeting may not be adjourned to a date that is more than thirty (30) days after the date for which the Purchaser Shareholders’ Meeting was originally scheduled, except Purchaser may adjourn or postpone the Purchaser Shareholders’ Meeting to a date that is more than thirty (30) days after the date for which the Purchaser Shareholders’ Meeting was originally scheduled (1) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement/Registration Statement that the Company or Purchaser reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the Purchaser Shareholders in advance of a vote on the adoption of the Transaction Proposals, (2) if, as of the time that the Purchaser Shareholders’ Meeting is originally scheduled, there are insufficient Purchaser Ordinary Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Purchaser Shareholders’ Meeting, (3) if, as of the time that the Purchaser Shareholders’ Meeting is originally scheduled, adjournment or postponement of the Purchaser Shareholders’ Meeting is necessary to enable Purchaser to solicit additional proxies required to obtain the Purchaser Shareholder Approval, (4) in order to seek withdrawals from Purchaser Shareholders who have exercised their Redemption right if a number of Purchaser Ordinary Shares have been elected to be redeemed such that Purchaser reasonably expects that the condition set forth in Section 7.01(e) will not be satisfied at the Closing, or (5) to comply with applicable Laws.

(c) Company Stockholder Approval. Upon the terms set forth in this Agreement, the Company shall seek to obtain the Company Stockholder Approval in the form of a written resolution (the “Company Stockholder Consent”) by the requisite number of votes as required under the Company Bylaws, the Company Charter and the FBCA within seventy-two (72) hours after the Proxy Statement/Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to the Stockholders. The Company shall take all other action reasonably necessary or advisable to secure the Company Stockholder Approval as soon as reasonably practicable after the Proxy Statement/Registration Statement is declared effective. The directors of the Company shall recommend to the Stockholders the approval of this Agreement and the Transactions.

Section 6.14 Employee Matters.

(a) Subject to, and in accordance with, Section 6.13, the required governing body shall approve and adopt an equity incentive plan in form and substance as mutually agreed by the Company and Purchaser (the “Equity Incentive Plan”), in the manner prescribed under applicable Laws, to be effective following the Closing Date, reserving a number of shares for grants thereunder (including any annual evergreen share reserve increases) as provided in the Equity Incentive Plan. Following the expiration of the sixty (60) day period following the date on which the Purchaser has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, the Purchaser shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the shares issuable pursuant to the Equity Incentive Plan.

(b) Notwithstanding anything herein to the contrary, each of the Parties acknowledges and agrees that all provisions contained in this Section 6.14 are included for the sole benefit of Purchaser and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Purchaser, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a Party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.15 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) Business Days after the Closing), the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party or any Governmental Authority in connection with the transactions contemplated hereby.

Section 6.16 Confidential Information.

(a) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Affiliates and its and their respective Representatives to, except to the extent otherwise consented to by Purchaser: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company or any of its Affiliates or its or their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose any Purchaser Confidential Information, (A) provide the Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at the Purchaser’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.16(a) furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information; provided, that with respect to Purchaser Confidential Information constituting trade secrets under applicable Law and has been identified as such to the Company in writing prior to or promptly after its disclosure to the Company or its Representatives, such covenants shall apply for as long as such Purchaser Confidential Information constitutes a trade secret under applicable Law and continues to constitute Purchaser Confidential Information under this Agreement. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the Purchaser or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, its Affiliates and its and their respective Representatives shall be entitled to keep any records required by (i) applicable Law or (ii) legal, fiduciary or professional obligation, (iii) in accordance with written document retention policies and procedures and/or (iv) contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) The Purchaser and Merger Sub hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Affiliates and their Representatives to, except to the extent otherwise consented to by the Company: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser, Merger Sub or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information; provided, that with respect to Company Confidential Information constituting trade secrets under applicable Law and that has been identified as such to the Purchaser in writing prior to or promptly after its disclosure to the Purchaser or its Representatives, such covenants shall apply for as long as such Company Confidential Information constitutes a trade secret under applicable Law and continues to constitute Company Confidential Information under this Agreement. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser, Merger Sub and their respective Affiliates and Representatives shall be entitled to keep any records required by applicable Law or legal, fiduciary or professional obligation, in accordance with written document retention policies and procedures and/or contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, (i) the Purchaser, Merger Sub and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws, (ii) no notice or further action shall be required in respect of disclosure of the Company Confidential Information (or provision of access thereto) to regulatory authorities or self-regulatory organizations having authority over the Purchaser, Merger Sub or their respective Representatives in connection with routine regulatory examinations or pursuant to statutory requirements that are not targeted at the Target Companies, the Transactions or the Company Confidential Information.

Section 6.17 Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date and make the same available for inspection and copying by the Purchaser during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including the Target Companies) without first advising a representative of the Sponsor (or its successors or assigns) in writing and giving such representative a reasonable opportunity to obtain possession thereof.

Section 6.18 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including the Purchaser causing the directors of the Purchaser to resign, so that effective as of the Closing, the board of directors of Purchaser (the “Post-Closing Purchaser Board”) will consist of five (5) individuals (appointed in accordance and such that, as of the Closing, the Post-Closing Purchaser Board shall comply with Nasdaq rules) to be determined by the Company and which such Post-Closing Purchaser Board shall be divided into three classes of directors, with each class to be as nearly equal in number as possible. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board (i) one (1) director designated by Sponsor, who will be assigned to serve in the third class of directors, with an initial term expiring at the third annual meeting of shareholders following the Closing, and (ii) the remaining directors, each of whom will be designated by the Company prior to the Closing. At or prior to the Closing, at least one of the members of the Post-Closing Purchaser Board who qualifies as an independent director under applicable Nasdaq rules shall be designated to serve as lead independent director. At or prior to the Closing, the Company, if requested, and the Purchaser shall provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, the Company and the Purchaser.

(b) The Parties shall take all action necessary, including the Purchaser causing the executive officers of Purchaser to resign, so that the individuals serving as the executive officers of the Purchaser immediately after the Closing will be individuals the Company desires to appoint to such roles.

Section 6.19 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that for a period of six (6) years from the Closing Date, the Parties shall, and shall cause the Purchaser, Merger Sub and the Target Companies to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of the Purchaser, Merger Sub and the Target Companies, as the case may be, or who, at the request of the Parties, as the case may be, served as a director, officer, member, manager, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”)), of the Purchaser’s, Merger Sub’s and the Target Companies’ respective Organizational Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of the Purchaser, Merger Sub or any of the Target Companies, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, and the Parties shall, and shall cause the Purchaser, Merger Sub and the Target Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, the Purchaser shall cause the Target Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.19 without limit as to time.

(b) At or prior to the Closing, the Purchaser shall purchase a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person that is a director or officer of the Purchaser or a Target Company currently covered by a directors’ and officers’ liability insurance policy of the Purchaser or one or more Target Companies, respectively, on terms with respect to coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the date of this Agreement for the six (6) year period following the Closing; provided, that in no event shall the Purchaser be required to expend on the premium thereof in excess of $300,000 (the “Premium Cap”); provided, further, that if such minimum coverage under any such D&O Tail is or becomes not available at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at the Premium Cap. The Purchaser shall maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Target Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.19(b). No claims made under or in respect of the D&O Tail related to any fiduciary or employee of any Target Company shall be settled without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, delayed or conditioned.

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of the Purchaser or any Target Company, any other indemnification arrangement, any Law or otherwise. The obligations of the Purchaser and the Target Companies under this Section 6.19(c) shall not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.19 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.19.

(d) If the Purchaser or, after the Closing, any Target Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the Purchaser or such Target Company, as applicable, assume the obligations set forth in this Section 6.19.

(e) Purchaser and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the D&O Indemnified Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of Purchaser, the Target Companies, and Merger Sub hereunder. The Parties hereby agree (i) Purchaser and the Surviving Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the D&O Indemnified Parties are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or Liabilities incurred by the D&O Indemnified Parties are secondary), (ii) that Purchaser and the Surviving Company and their Subsidiaries shall be required to advance the full amount of expenses incurred by the D&O Indemnified Parties and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by Purchaser, the Surviving Company and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the D&O Indemnified Parties may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

Section 6.20 PIPE Investment.

(a) Concurrently with the execution of this Agreement, Purchaser has entered into, and prior to the Closing, Purchaser and/or the Company may execute additional subscription agreements with potential investors for the PIPE Investment (collectively, the “Subscription Agreements”). Any Subscription Agreement entered into after the date hereof shall be on terms and conditions mutually consented to in writing by the Company and Purchaser (in each case, such consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Purchaser or the Sponsor may, without the Company’s consent, enter into additional Subscription Agreements providing for the purchase of Purchaser Common Stock at a purchase price of $10.00 per share on the same terms and conditions as the Subscription Agreements executed on or prior to the date hereof for an aggregate subscription amount not to exceed $10,000,000. The Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with the arrangement of such PIPE Investment (including the satisfaction of the conditions precedent set forth therein) as may be reasonably requested by Purchaser, including by (a) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice, (b) assisting with the preparation of customary materials for actual and potential investors, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with such financing (which shall not include pro forma financial information); provided, that, the Company shall have the right to review and approve (which approval shall not be unreasonably conditioned, withheld or delayed) any such materials prior to their distribution, (c) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, or documents as may be reasonably requested by Purchaser or otherwise reasonably facilitating the pledging of collateral, provided, that, such documents will not take effect until the Closing, (d) taking or appointing a representative of Purchaser to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Purchaser to permit the consummation of the PIPE Investment immediately prior to or following the Closing Date, (e) providing the Company Financials and such other financial information regarding the Target Companies that is readily available or within any Target Company’s possession and as is reasonably requested in connection with arrangement of such financing, (f) executing and delivering reasonable and customary certificates and other documentation required by any such equity investor and the Subscription Agreement; provided, that no such certificates, letters or other documentation shall be effective prior to the consummation of the transactions contemplated by the Subscription Agreement, (g) furnishing Purchaser with all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (h) otherwise reasonably cooperating in Purchaser’s efforts to obtain such PIPE Investment.

(b) Each of the Company and Purchaser shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein. Without limiting the generality of the foregoing, each of the Company and Purchaser shall give the other written notice (i) of any requested amendment to any Subscription Agreement, (ii) of any breach or default, to the knowledge of the Company or Purchaser, as applicable, by any party to any Subscription Agreement, (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, or to the knowledge of the Company or Purchaser, as applicable, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement, and (iv) if the Company or Purchaser, as applicable, does not expect to receive all or any portion of the applicable purchase price under any investor’s Subscription Agreement in accordance with its terms.

(c) Notwithstanding any other provision of this Agreement, each of the Company and Purchaser agrees, for the benefit of the other, to take all necessary, legally available steps to enforce against any investor in the PIPE Investment the terms of that investor’s Subscription Agreement if such investor is in material breach of its obligations thereunder, including any breach caused by such investor’s failure to fund its Subscription Amount (as defined in its Subscription Agreement) at the time and in the amount required pursuant to its Subscription Agreement.

Section 6.21 Redemption. In connection with the Purchaser Shareholders’ Meeting, the Purchaser agrees that it shall provide the holders of shares of Purchaser Class A Ordinary Shares the opportunity to elect redemption of such shares of Purchaser Class A Ordinary Shares, as required by the Purchaser’s Organizational Documents in the Redemption. Subject to receipt of the Purchaser Shareholder Approval, and prior to the Domestication, the Purchaser shall carry out the Redemption and use the proceeds held in the Trust Account to redeem the Purchaser Class A Ordinary Shares of holders who properly exercise their right to redemption in accordance with the Purchaser’s Organizational Documents.

Section 6.22 Domestication. Subject to receipt of the Purchaser Shareholder Approval, prior to the Closing, the Purchaser shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, the Nasdaq and the Purchaser’s Organizational Documents, and Part 12 of the Cayman Companies Act, as applicable, cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to the Purchaser and the Company, together with the Purchaser Charter upon Domestication, in each case, in accordance with the provisions thereof and applicable Law, and (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication and (c) obtaining a certificate of de-registration from the Registrar of Companies in the Cayman Islands. In connection with applicable Law, Purchaser shall cause the certificate of domestication filed with the Delaware Secretary of State with respect to the Domestication to provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any holder of the issued Purchaser Ordinary Shares, (i) each then issued and outstanding Purchaser Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock; (ii) each Cayman Purchaser Warrant shall convert automatically into a Domesticated Purchaser Warrant; and (iii) each Cayman Purchaser Share shall be automatically cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated Purchaser Common Stock and one (1) Domesticated Purchaser Warrant.

Section 6.23 Adoption of Proxy Statement/Registration Statement. Within one (1) Business Day of the Closing Date, the post-Domestication Purchaser, as the successor to the pre-Domestication Purchaser, shall file a post-effective amendment to the Proxy Statement/Registration Statement pursuant to Rule 414(d) of the Securities Act.

Section 6.24 Data Room. The Company shall provide to Purchaser a true and correct electronically stored copy of the Data Room as such exists (a) twenty-four (24) hours prior to the date hereof, (b) concurrent with the execution and delivery of this Agreement and (c) concurrent with the Closing.

Article VII
CLOSING CONDITIONS

Section 7.01 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where legally permitted) by the Company and the Purchaser of the following conditions:

(a) Required Approvals.

(i) Each of the Purchaser Shareholder Approval and the Company Stockholder Approval shall have been obtained.

(ii)   Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

(b) No Adverse Law or Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the consummation of the Merger illegal or which otherwise prevents or prohibits consummation of the Merger.

(c) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act by the SEC and shall remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and be in effect with respect to the Registration Statement and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC and not withdrawn.

(d) Nasdaq Listing. The shares of Domesticated Purchaser Common Stock to be issued in connection with the Transactions shall be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of the Domesticated Purchaser Common Stock.

Section 7.02 Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.01, the obligations of the Company to consummate the Transactions are subject to the satisfaction or written waiver (where legally permitted) by the Company of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser and Merger Sub set forth in Section 5.01 (Organization and Standing), and in Section 5.02 (Authorization; Binding Agreement), Section 5.05 (Capitalization), and Section 5.16 (Finders and Brokers) (collectively, the “Purchaser Specified Representations”) that are (i) qualified by materiality, “material” or “Purchaser Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (ii) not qualified by materiality, “material” or “Purchaser Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (i) and (ii), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to a specific date, and in such case, shall be so true and correct on and as of such date). Each of the representations and warranties of the Purchaser and Merger Sub set forth in Article V other than the Purchaser Specified Representations shall be true and correct (without giving any effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to a specific date, and in such case, shall be so true and correct on and as of such date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Purchaser Material Adverse Effect.

(b) Agreements and Covenants. The Purchaser and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Purchaser Material Adverse Effect shall have occurred since the date of this Agreement that is continuing and uncured.

(d) Domestication. The Domestication shall have been completed as provided in Section 6.22 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

(e) Minimum Cash Condition. There shall be at least $45,000,000 in Available Closing Cash.

(f)   Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(c).

(ii)   Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Domestication) and (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party, and the consummation of the Transactions.

(iii)   Ancillary Documents. The Purchaser shall have delivered to the Company:

(A) A copy of the A&R Registration Rights Agreement, duly executed by the Purchaser and the Sponsor; and

(B)   A copy of the Lock-up Agreement, duly executed by the Purchaser and the Sponsor.

Section 7.03 Conditions to Obligations of the Purchaser and Merger Sub. In addition to the conditions specified in Section 7.01, the obligations of the Purchaser and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (where legally permitted) by Purchaser of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Section 4.01 (Organization and Standing), Section 4.02 (Authorization; Binding Agreement), Section 4.03 (Capitalization), Section 4.04 (Subsidiaries), Section 4.05(a) (No Conflict; Governmental Consents and Filings) and Section 4.27 (Finders and Brokers) (collectively, the “Company Specified Representations”), shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to a specific date, and in such case, shall be so true and correct on and as of such date). Each of the representations and warranties of the Company set forth in Article IV other than the Company Specified Representations shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to a specific date, and in such case, shall be so true and correct on and as of such date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred with respect to the Target Companies, taken as a whole, since the date of this Agreement that is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as of the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.03(a), Section 7.03(b) and Section 7.03(c).

(ii)   Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing) and (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party, and the consummation of the Transactions.

(iii)   Ancillary Documents. The Company shall have delivered to the Purchaser:

(A) A copy of the A&R Registration Rights Agreement, duly executed by each of the Company Signatories;

(B)   A properly completed and duly executed IRS Form W-9 from each shareholder of the Company (or if such shareholder of the Company is a disregarded entity for federal income tax purposes, its regarded parent); and

(C)   A copy of the Lock-up Agreement, duly executed by each of the Company Signatories.

Section 7.04 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was primarily caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII
TERMINATION AND EXPENSES

Section 8.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by the Company if the Purchaser’s board of directors or any committee thereof has withheld, withdrawn, qualified, amended or modified, or publicly proposed or resolved to withhold, withdraw, qualify, amend or modify, the Purchaser Board Recommendation;

(c) by written notice from either the Company or Purchaser to the other if the Purchaser Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Purchaser Shareholders’ Meeting; provided, that such termination right shall not be exercisable by Purchaser if Purchaser has materially breached any of its obligations under Section 6.13(b);

(d) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by March 31, 2027, (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(e) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(e) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(f)   by written notice by the Company to Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if at such time there is an uncured breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) to be satisfied;

(g) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if at such time there is an uncured breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied;

(h) by written notice by the Purchaser to the Company, if (i) all the conditions set forth in Section 7.01 and Section 7.02 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Company fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 3.01, (iii) the Purchaser shall have irrevocably confirmed in writing to the Company that it is ready, willing and able to consummate the Closing and (iv) the Company fails to effect the Closing within five (5) Business Days following delivery of such confirmation;

(i) by written notice by the Company to the Purchaser, if (i) all the conditions set forth in Section 7.01 and Section 7.03 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Purchaser fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 3.01, (iii) the Company shall have irrevocably confirmed in writing to the Purchaser that it is ready, willing and able to consummate the Closing and (iv) the Purchaser fails to effect the Closing within five (5) Business Days following delivery of such confirmation; or

(j) by written notice from Purchaser to the Company if (i) the Company fails to deliver the PCAOB Financial Statements and the Q1 Financial Statements to Purchaser on or before September 30, 2026 or (ii) the Company fails to obtain and deliver to the Purchaser the Company Stockholder Consent within five (5) Business Days after the Proxy Statement/Registration Statement is declared effective under the Securities Act.

Section 8.02 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.01 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.01 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 6.15, Section 6.16, Article IX, and this Section 8.02 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any Willful Breach or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.15).

Article IX
MISCELLANEOUS

Section 9.01 No Survival. Except (x) as otherwise contemplated by Section 8.02 or (y) in the case of a Fraud Claim against a Person, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing, and then only with respect to any breaches occurring at or after the Closing.

Section 9.02 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by electronic means (including email), with evidence of transmission, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice). Actual notice is effective notice for all purposes hereunder.

If to the Purchaser:	with a copy (which will not constitute notice) to:

Apex Treasury Corporation	Sidley Austin LLP

2035 Regatta Drive Vero Beach, Florida 32693	787 Seventh Avenue New York, NY 10019
Attn: Ajmal Rahman; Hugh Cochrane	Attn: Michael Heinz; J. David Stewart; Nick DeAngelis
Email: [***]	Email: [***]

If to the Company, to:	with a copy (which will not constitute notice) to:

TECfusions, Inc.	Paul Hastings LLP
19995 US 19 Highway Clearwater, FL 33764	2050 M St NW Washington, DC 20036
Attn: Simon Tusha; Denis Minihane	Attn: Brad Bondi; Gil Savir; Steve Camahort; Sean Donahue
Email: [***]	Email: [***]

Section 9.03 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parties, and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

Section 9.04 Third Parties. Except for the Persons granted the rights set forth in Section 6.19, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

Section 9.05 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, provided, that, for the avoidance of doubt, the laws of the Cayman Islands shall also apply to and, as applicable, govern the Domestication.

Section 9.06 Jurisdiction. Any proceeding or Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 9.06.

Section 9.07 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.08 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 9.09 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 9.10 Amendment; Waiver. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or managers or other equivalent body or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

Section 9.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any Contract, instrument, Law or Order defined or referred to herein or in any Contract, instrument, Law or Order that is referred to herein means such Contract, instrument, insurance policy, Law or Order as from time to time amended, amended and restated, modified or supplemented, including (in the case of Contract or instruments) by waiver or consent and (in the case of Laws and Orders) by succession of comparable successor Laws or Orders and any statutes, regulations, rules or Orders promulgated thereunder, and to all attachments thereto and instruments incorporated therein; (i) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; (j) the term “Dollars” or “$” means United States dollars; and (k)  with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser, its shareholders under the Cayman Companies Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted at least twenty-four (24) hours prior to the date hereof to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information (the “Data Room”).

Section 9.13 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the Closing deliverables contemplated hereby) may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the Closing deliverables contemplated hereby) by electronic transmission (including by email or in .pdf format) and electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered irrevocable originally executed counterparts of this Agreement or any such Ancillary Document or Closing deliverable.

Section 9.14 Legal Representation.

(a) Conflicts and Privilege.

(i) The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders, shareholders or holders of other equity interests of the Purchaser or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Apex Group”), on the one hand, and (y) the Purchaser following the Closing, the Company and/or any Target Company, on the other hand, any legal counsel, including Sidley Austin LLP, that represented the Purchaser and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Apex Group, in such dispute even though the interests of such Persons may be directly adverse to the Purchaser and its Affiliates (following the Closing), and even though such counsel may have represented the Purchaser in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser and/or the Sponsor. The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby) between or among the Purchaser, the Sponsor and/or any other member of the Apex Group, on the one hand, and Sidley Austin LLP, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Apex Group after the Closing, and shall not pass to or be claimed or controlled by the Purchaser and its Affiliates (following the Closing). Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the Purchaser or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Purchaser.

(ii)   The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders, shareholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Company Parties”), on the one hand, and (y) the Company (following the Closing) and/or any member of the Apex Group, on the other hand, any legal counsel, including Paul Hastings LLP (“PH”) that represented the Company prior to the Closing may represent any Target Company in such dispute even though the interests of such Persons may be directly adverse to the Company (following the Closing), and even though such counsel may have represented the Purchaser and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company (following the Closing). The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the Transactions) between or among the Company and/or any Target Company, on the one hand, and PH, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions. Notwithstanding the foregoing, any privileged communications or information shared by the Purchaser prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company (following the Closing).

(iii)   PH has represented the Target Companies with respect to the Transactions. All Parties recognize the commonality of interest that exists and will continue to exist until the Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the Apex Group and, following the Closing, the Company, agree that they shall not, and shall cause their Affiliates not to, seek to have PH be disqualified from representing (a) any member of the Target Companies in connection with any dispute that may arise between such parties and the Apex Group or the Company or (b) the Purchaser or the Company in connection with any dispute that may arise between such parties and the Target Companies.

Section 9.15 Waiver of Claims Against Trust. The Company acknowledges that the Purchaser is a special purpose company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the IPO Prospectus available at www.sec.gov, substantially all of the Purchaser assets consist of the cash proceeds of the Purchaser’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of the Purchaser, its public shareholders and the underwriters of the Purchaser’s initial public offering. The Company acknowledges that it has been advised by the Purchaser that, except with respect to interest earned on the funds held in the Trust Account that may be released to the Purchaser to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if the Purchaser completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the IPO Prospectus; (ii) if the Purchaser fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to the Purchaser in limited amounts to permit the Purchaser to pay the costs and expenses of its liquidation and dissolution, and then to the Purchaser Shareholders; and (iii) if the Purchaser holds a shareholder vote to amend the Purchaser’s Organizational Documents to modify the substance or timing of the obligation to redeem 100% of the Purchaser Class A Ordinary Shares if the Purchaser fails to complete a Business Combination within the allotted time period or to otherwise modify any other material provision of the Purchaser’s Organizational Documents relating to its shareholders’ rights or its pre-initial Business Combination activity, then for the redemption of any Purchaser Ordinary Shares properly tendered in connection with such vote. For and in consideration of the Purchaser entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself, its Affiliates and its and their respective Representatives, hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom to the Purchaser’s public shareholders for any reason whatsoever; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against the Purchaser for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for the Purchaser to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect the Purchaser’s ability to fulfill its obligation to effectuate the redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against the Purchaser’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account other than to the Purchaser’s public shareholders and any assets that have been purchased or acquired with any such funds).

Section 9.16 Company and Purchaser Disclosure Letters. The Company Disclosure Letter and the Purchaser Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Purchaser Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Article X
DEFINITIONS

Section 10.01 Certain Definitions. For the purposes of this Agreement, the following capitalized terms have the following meanings:

“A&R Registration Rights Agreement” has the meaning specified in the Recitals.

“Acquisition Proposal” has the meaning specified in Section 6.06(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Consideration” means the number of shares of Domesticated Purchaser Common Stock equal to the quotient of: (a) the Base Purchase Price divided by (b) ten dollars ($10.00).

“Agreement” has the meaning specified in the Preamble.

“AI Technologies” means an engineered or machine-based system, software, model, tool, utility or other technology that, for a given set of human-defined objectives, generates outputs such as predictions, recommendations or decisions, influencing real or virtual environments, and that operates (in whole or in part) through data-driven, learning-based, or otherwise non-deterministic or adaptive methods. This includes, but is not limited to, artificial intelligence, automated decision making, or machine learning technologies.

“Alternative Transaction” has the meaning specified in Section 6.06(a).

“Ancillary Documents” means each of the agreements and instruments contemplated by this Agreement or otherwise related to the transactions contemplated in this Agreement, in each case to be executed and delivered on the date hereof or on or prior to the Closing Date, including this Agreement (together with the Company Disclosure Letter and the Purchaser Disclosure Letter).

“Anti-Bribery Law” means, as applicable, (i) the U.S. Foreign Corrupt Practices Act of 1977; (ii) the UK Bribery Act 2010; (iii) legislation implementing the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; (iv) anti-bribery legislation promulgated by the European Union and implemented by its member states and (v) any other applicable Laws relating to bribery or corruption in any governing jurisdiction.

“Antitrust Laws” has the meaning specified in Section 6.09(b).

“Apex Group” has the meaning specified in Section 9.14(a)(i).

“Available Closing Cash” means, as of the Closing, without duplication, (a) the amount of funds contained in the Trust Account (after (i) reduction for the aggregate amount of (A) payments made or required to be made in connection with the Redemption and (B) loans or other extensions of credit, including working capital loans, made by the Sponsor and/or its Affiliates to the Purchaser or its Subsidiaries (which, for the avoidance of doubt, are not Purchaser Transaction Costs), and (ii) prior to the payment of any deferred underwriting commissions and other transaction expenses payable in connection with the Transactions, plus (b) the amount of funds available to consummate the Transactions pursuant to a PIPE Investment and other sources of financing net of any fees and expenses associated with such financing.

“Base Purchase Price” means $4,000,000,000.

“Business Combination” has the meaning specified in Article 1.1 of the Purchaser’s Amended and Restated Articles of Association as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or, for so long as the Purchaser remains domiciled in Cayman Islands, Governmental Authorities in the Cayman Islands are authorized or required by Law to close.

“Cayman Companies Act” has the meaning specified in the Recitals.

“Cayman Purchaser Shares” has the meaning specified in the Recitals.

“Cayman Purchaser Warrants” has the meaning specified in the Recitals.

“Cayman Registrar” means the Cayman Islands Registrar of Companies.

“Certificate of Merger” has the meaning specified in the Recitals.

“Closing Date” has the meaning specified in Section 3.01.

“Closing Filing” has the meaning specified in Section 6.15(b).

“Closing Press Release” has the meaning specified in Section 6.15(b).

“Closing” has the meaning specified in Section 3.01.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning specified in the Preamble.

“Company Benefit Plan” means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by the Company for the benefit of any employee or terminated employee of the Company.

“Company Bylaws” means the Bylaws of the Company, adopted as of February 27, 2023.

“Company Charter” means the Articles of Incorporation of the Company, dated as of February 27, 2023.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of its Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Disclosure Letter” has the meaning specified in the Preamble to Article VI.

“Company Financials” has the meaning specified in Section 4.06(a).

“Company Fully Diluted Shares” means the sum (without duplication) of (i) the aggregate number of Company Shares that are issued and outstanding, whether vested or unvested, plus (ii) the aggregate number of Company Shares issuable (on an as-converted basis) upon the exercise, exchange or conversion, as applicable, of any and all Company Options, warrants, securities, instruments or other similar items exercisable, exchangeable or convertible in full into Company Shares, provided, that, with respect to any options, warrants or other rights with an exercise or purchase price, the number of Company Shares issuable upon exercise thereof shall be calculated on a Treasury Stock Method basis, in each case of the foregoing clauses (i) and (ii) as of immediately prior to the Effective Time.

“Company IP” means any and all Owned Intellectual Property and Third-Party IP.

“Company IP Licenses” means all Intellectual Property licenses, sublicenses and other agreements or permissions that a Target Company is party to or is otherwise authorized to use or practice any Third Party IP under or pursuant to which a Target Company authorizes a third Person to use or practice any Owned Intellectual Property.

“Company Leased Real Properties” has the meaning specified in Section 4.16(b).

“Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”), that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets, results of operations or condition (financial or otherwise) of the Target Companies, taken as a whole, or (ii) the ability of the Target Companies to consummate the Transactions or perform their respective obligations in connection with the Transactions; provided, however, with respect to the foregoing clause (i), that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking of any action expressly required to be taken or refrained from being taken by this Agreement or any Ancillary Document, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Target Companies to meet any projections or forecasts (provided, that clause (f) shall not prevent any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts from being taken into account in determining whether a Company Material Adverse Effect has occurred or has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Target Companies operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and the consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Target Companies (provided, that this clause (h) shall not apply to any representations or warranties set forth in Section 4.02 or Section 4.05, but subject to any disclosures set forth in Section 4.02 or Section 4.05 of the Company Disclosure Letter), or (i) any action taken by, or at the written request of, the Purchaser; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, prospects, assets, results of operations or condition (financial or otherwise) of the Target Companies, taken as a whole, relative to similarly situated companies in the industries in which the Target Companies operate, but only to the extent of the incremental disproportionate effect.

“Company Material Contract” has the meaning specified in Section 4.13(a).

“Company Material MOU” has the meaning specified in Section 4.13(c).

“Company Option” has the meaning specified in Section 2.02(b).

“Company Option Holder” has the meaning specified in Section 2.02(b).

“Company Option Plan” shall mean any equity incentive plan of the Company pursuant to which the Company has granted any stock options or other equity awards with respect to the Company Shares.

“Company Owned Real Properties” has the meaning specified in Section 4.16(a).

“Company Parties” has the meaning specified in Section 9.14(a)(ii).

“Company Permits” has the meaning specified in Section 4.11.

“Company Personal Property Leases” has the meaning specified in Section 4.16(b).

“Company Real Properties” shall mean the Company Owned Real Properties, the Company Leased Real Properties and the Company Rights-Of-Way.

“Company Real Property Leases” has the meaning specified in Section 4.16(b).

“Company Registered IP” has the meaning specified in Section 4.14(a).

“Company Rights-Of-Way” has the meaning specified in Section 4.16(c).

“Company Securities” means, collectively, the Company Shares, the Company Options and all other shares, warrants and other securities of the Company.

“Company Shares” means the shares of Company common stock, as provided for in the Company Charter and Company Bylaws.

“Company Signatories” means the directors, officers, founders and Affiliates of the Company, and each holder of more than five percent (5%) of the outstanding Company Shares, in each case, who will receive Domesticated Purchaser Common Stock in connection with the Transactions.

“Company Software” means any and all Software which the Company owns or purports to own, in whole or in part.

“Company Specified Representations” has the meaning specified in Section 7.03(a).

“Company Stockholder Approval” means the vote of Stockholders holding a majority of the Company Shares at a duly called meeting of the Stockholders or by way of written consents representing the vote of Stockholders holding a majority of the Company Shares, in each case, to authorize, approve and consent to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the transactions contemplated hereby and thereby, including the Merger.

“Company Stockholder Consent” has the meaning specified in Section 6.13(c).

“Company Transaction Costs” means all fees, costs and expenses of the Target Companies, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions, including: (a) all change of control bonus payments, retention or similar payments that would reasonably be expected to be payable in connection with the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger” payments), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date and which are payable in connection with the consummation of the Transactions, whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger payments”), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (c) all professional or transaction, deal, brokerage, legal, accounting, financial advisory or any similar fees payable in connection with the consummation of the Transactions; (d) all costs, fees and expenses related to the D&O Tail; (e) one-half of the costs, fees and expenses incurred in connection with the filings and applications to any Governmental Authorities relating to Antitrust Laws; (f) one-half of the costs, fees and expenses incurred in connection with the filing of the Registration Statement (and any registration statement filed with the SEC in connection therewith) and the review and/or approval thereof by the SEC; and (g) one-half of the costs, fees and expenses incurred in connection with the listing on, or to otherwise satisfy the listing standards of, Nasdaq of the shares issued in connection with the Transactions.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all legally binding contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses, franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Converted Option” has the meaning specified in Section 2.02(b).

“Copyleft Terms” has the meaning specified in Section 4.14(e).

“D&O Indemnified Party” has the meaning specified in Section 6.19(a).

“D&O Tail” has the meaning specified in Section 6.19(b).

“Data Privacy, AI, and Security Requirements” means all applicable Laws, industry requirements (including, to the extent applicable to any of the Target Companies, the Payment Card Industry Data Security Standard (“PCI-DSS”) and NIST AI Risk Management Framework), privacy policies and notices, and Contracts relating to (i) the privacy, confidentiality, integrity, availability, collection, use, access, Processing, protection, Security Incident notification, cross-border transfer, deletion or disclosure of Target Company Data or IT Assets, (ii) cybersecurity (including secure software development), or (iii) AI Technologies.

“Data Processor” means any Person that Processes Target Company Data on behalf of or at the direction of the Target Companies, including a “service provider,” “contractor,” or “processor,” as those terms are defined by Data Privacy, AI, and Security Requirements.

“Data Room” has the meaning specified in Section 9.12.

“DGCL” has the meaning specified in the Recitals.

“Disclosure Letters” means, collectively, the Company Disclosure Letter and the Purchaser Disclosure Letter.

“Domesticated Purchaser” has the meaning specified in the Recitals.

“Domesticated Purchaser Common Stock” means, following the Domestication, common stock of the Purchaser, par value $0.0001 per share.

“Domesticated Purchaser Warrant” has the meaning specified in the Recitals.

“Domestication” has the meaning specified in the Recitals.

“Effective Time” has the meaning set forth in Section 1.02(a).

“Eligible Stockholder” means a holder of Company Shares as of immediately prior to the Effective Time and each of their respective successors and assigns.

“Enforceability Exceptions” has the meaning as specified in Section 5.02.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the environment, (c) natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (d) pollution, or (e) Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §9601 et seq., the Resource Conservation and Recovery Act, 42 USC §6901 et seq., the Toxic Substances Control Act, 15 USC §2601 et seq., the Federal Water Pollution Control Act, 33 USC §1251 et seq., the Clean Air Act, 42 USC §7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC §136 et seq., the Occupational Safety and Health Act, 29 USC §651 et seq., the Asbestos Hazard Emergency Response Act, 15 USC §2641 et seq., the Safe Drinking Water Act, 42 USC §300f et seq., the Oil Pollution Act of 1990, 33 USC §2701 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., and analogous state or local Laws.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest, whether known or unknown, accrued or contingent, whether based in Contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of, or exposure to, Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 4.21(a).

“Equity Incentive Plan” has the meaning specified in Section 6.14(a).

“ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) which together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exchange Ratio” means the Aggregate Consideration divided by the Company Fully Diluted Shares.

“Excluded Share” has the meaning specified in Section 2.02(a)(i).

“FBCA” means the Florida Business Corporation Act, as amended from time to time.

“Federal Securities Laws” has the meaning specified in Section 6.07.

“Fraud Claim” means any claim based upon intentional fraud as defined under the common law of the State of Delaware.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, municipal, local or other foreign or domestic governmental, quasi-governmental, or administrative body, instrumentality, department, or agency, any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body, any self-regulated organization or stock exchange or any government-owned entity.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed, classified or designated as hazardous or toxic or as a pollutant or contaminant or words of similar meaning or regulatory effect under any Environmental Law, or that is otherwise regulated by or for which Liability or standards of care may be imposed under any Environmental Law, including oil, petroleum, petroleum products and by-products, petroleum breakdown products, asbestos, asbestos-containing materials, radioactive materials or wastes, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (other than real estate leases and any other leases that would be required to be capitalized only upon adoption of ASC 842), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien securing debt for borrowed money on any property of such Person (other than Permitted Liens), (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligations described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indemnitee Affiliates” has the meaning specified in Section 6.19(e).

“Information Security Program” means a written information security program that complies with Data Privacy, AI, and Security Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Target Company Data and IT Assets, and that is at least as stringent as one or more relevant industry standards and that includes, at a minimum: (i) written policies and procedures regarding Target Company Data, and the Processing thereof; (ii) administrative, technical and physical safeguards designed to protect the security, confidentiality, availability and integrity of any Target Company Data and IT Assets; (iii) disaster recovery, business continuity, incident response, and security plans, procedures and facilities; (iv) a vendor and Data Processor cybersecurity and privacy risk management program; and (v) protections against Security Incidents, malicious code, and against loss, misuse, unauthorized access to, or disruption of, the Processing of Target Company Data and IT Assets.

“Intellectual Property” means all intellectual property rights as they exist in any jurisdiction throughout the world, whether registered or unregistered, published or unpublished, including the following: (i) patents, patent applications, and similar rights, including any continuations, divisions, continuations in part, renewals, divisionals, extensions, substitutions, reexaminations, reissues or foreign counterparts of any of the foregoing (collectively, “Patents”); (ii) trade names, trade dress, trademarks, service marks, slogans, logos or internet domain name registrations, social media usernames and handles, and any other similar identifiers of source of origin, including all goodwill associated therewith, together with all registrations and applications relating thereto; (iii) copyrights (whether registered or unregistered), original works of authorship, copyrightable works and subject matter, together with all registrations and applications relating thereto; (iv) industrial designs and any registrations and applications therefor throughout the world; (v) intellectual property rights in Trade Secrets, (vi) intellectual property rights in Software and data, databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise; and (vii) rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world.

“Intended Tax Treatment(s)” has the meaning specified in the Recitals.

“Interim Period” has the meaning specified in Section 6.01(a).

“International Trade Laws” means any applicable (a) U.S. import and export Laws (including those administered by the U.S. Department of Commerce (Bureau of Industry and Security)); Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; U.S. Department of State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 120-130; and the U.S. Department of the Treasury (OFAC) codified at 31 C.F.R., Parts 500-598) and (b) all applicable import and export Laws of other jurisdictions in which the Purchaser or any Target Company currently conducts business.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of October 27, 2025 (File No. 333-289485).

“IPO” means the initial public offering of Cayman Purchaser Shares pursuant to the IPO Prospectus.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“IT Assets” means all information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in or necessary for the conduct of any Target Company’s business.

“JOBS Act” has the meaning specified in Section 5.06(f).

“Knowledge” means, with respect to (i) the Company, the actual knowledge, after reasonable inquiry, of the individuals set forth on Schedule 10-B of the Company Disclosure Letter and (ii) the Purchaser, the actual knowledge, after reasonable inquiry, of the individuals set forth on Schedule 10-A of the Purchaser Disclosure Letter; provided, that, in each case, such reasonable inquiry shall be limited to a reasonable review of information available to such individual in the ordinary course of his or her respective roles and responsibilities and reasonable consultation with the direct reports of such individual, and shall not require any audit or interviewing of other personnel (other than the direct reports of such individual).

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or examination, or any request (including any request for information), inquiry, hearing or proceeding, by or before any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards).

“Lien” means any mortgage, deed of trust, pledge, security interest, attachment, right of first refusal, right of first offer, survey or title defect, option, proxy, voting trust, license, encumbrance, easement, covenant, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Lock-Up Agreement” has the meaning specified in the Recitals.

“Lucky” means Lucky Lucko, Inc., d/b/a Efficiency, a Delaware corporation.

“Material Current Government Contract” has the meaning specified in Section 4.10.

“Merger Sub” has the meaning specified in the Preamble.

“Merger” has the meaning specified in the Recitals.

“Nasdaq” has the meaning specified in Section 5.05(a).

“OFAC” has the meaning specified in Section 4.25(c).

“Offer Documents” has the meaning specified in Section 6.13(a)(i).

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for a non-exclusive license to download or use of non-customized Software commercially available to the public on standard terms and conditions or a non-exclusive right to access and use the functionality of such Software on a hosted or “software-as-a-service” basis with an annual cost of less than $100,000 per year or a one-time license fee of no more than $100,000.

“Open Source Software” means any code or software governed by any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award, subpoena, mandate, precept, command, directive, or other similar action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents.

“Outside Date” has the meaning specified in Section 8.01(d).

“Owned Intellectual Property” means any and all Intellectual Property which a Target Company owns (or purports to own), in whole or in part.

“Party(ies)” has the meaning specified in the Preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“PCAOB Financial Statements” has the meaning specified in Section 6.04.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Base Consideration” has the meaning specified in Section 2.01.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established with respect thereto in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the applicable Target Company or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) zoning, entitlement, environmental or conservation restrictions and other land use and environmental regulations imposed by Governmental Authorities which, to the Knowledge of the Company, are not violated in any material respect; (d) non-monetary Liens of record, so long as such matters do not materially detract from the value of or materially interfere with the Target Companies’ ability to conduct its current or planned business at the Companies Real Properties so long as such matters do not materially detract from the value of or materially interfere with any Target Company’s ability to conduct its current or planned business at the Companies Real Properties; (e) all matters that would be disclosed on an accurate survey or inspection of the Company Real Properties so long as such matters do not materially detract from the value of or materially interfere with any Target Company’s ability to conduct its current or planned business at the Companies Real Properties; (f) Liens incurred or deposits made in the ordinary course of business in connection with social security; (g) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business; (h) Liens arising under this Agreement or any Ancillary Document; (i) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; or (j) any Liens set forth on Section 10.01(PL) of the Company Disclosure Letter.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means (a) any information relating to or reasonably capable of being associated with an identified or identifiable person, device or household; or (b) any information that constitutes “personal data,” “personal information,” “protected health information,” “nonpublic personal information” or other similar terms as defined by Data Privacy, AI, and Security Requirements.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PH” has the meaning specified in Section 9.14(a)(ii).

“PIPE Investment” means (a) the purchase from the Purchaser of shares of Domesticated Purchaser Common Stock, shares of one or more series of Purchaser preferred stock or debt securities of Purchaser, with such purchases to be consummated prior to or substantially concurrently with the Closing (but, for the avoidance of doubt, no earlier than the calendar day after the day on which the Domestication is consummated), (b) the purchase from the Company of any common equity of the Company, and (c) any other form of equity financing (including backstops, recycling facilities and forward purchase agreements), project financing, debt financing or other credit products of Purchaser or the Company, in each case, that are funded prior to or substantially concurrently with the Closing (but, for the avoidance of doubt, no earlier than the calendar day after the day on which the Domestication is consummated with respect to any financing of the Purchaser).

“Post-Closing Purchaser Board” has the meaning specified in Section 6.18(a).

“Premium Cap” has the meaning specified in Section 6.19(b).

“Processing,” ”Process,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, sharing, transfer, modification, or any other processing (as defined by Data Privacy, AI, and Security Requirements) of Target Company Data or IT Assets.

“Proxy Statement/Registration Statement” has the meaning specified in Section 6.13(a)(i).

“Proxy Statement” has the meaning specified in Section 6.13(a)(i).

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Board Recommendation” has the meaning specified in Section 6.13(b).

“Purchaser Bylaws upon Domestication” has the meaning specified in the Recitals.

“Purchaser Charter upon Domestication” has the meaning specified in the Recitals.

“Purchaser Class A Ordinary Shares” means prior to the consummation of the Domestication, Class A ordinary shares of the Purchaser, par value $0.0001 per share.

“Purchaser Class B Ordinary Shares” means prior to the consummation of the Domestication, Class B ordinary shares of the Purchaser, par value $0.0001 per share.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information.

“Purchaser Disclosure Letter” has the meaning specified in the Preamble to Article V.

“Purchaser Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences has had a materially adverse effect (i) on the business, assets, financial condition or results of operations of the Purchaser or (ii) on the ability of Purchaser and Merger Sub to consummate the Transactions or perform their respective obligations in connection with the Transactions; provided, however, with respect to foregoing clause (i), that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Purchaser Material Adverse Effect”: (i) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Purchaser or Merger Sub; (ii) the taking of any action required by this Agreement or any Ancillary Document; (iii) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (iv) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (v) the Redemption; (vi) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (vii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (viii) any change in interest rates or economic, political, business or financial market conditions generally; (ix) any action taken by, or at the written request of, the Company; (x) any change, event, or occurrence generally applicable to publicly traded special purpose acquisition companies, or (xi) any change in the trading price or volume of the Cayman Purchaser Shares, Purchaser Ordinary Shares or Cayman Purchaser Warrants (provided, that the underlying causes of such changes referred to in this clause (xi) may be considered in determining whether there is a Purchaser Material Adverse Effect except to the extent such cause is within the scope of any other exception within this definition).

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares.

“Purchaser SEC Reports” has the meaning specified in Section 5.06(a).

“Purchaser Shareholder Approval” means the approval of (i) those Transaction Proposals identified in clauses (B) and (C) of Section 6.13(b), in each case, by special resolution under Cayman Islands Law, being an affirmative vote of the holders of a majority of at least two-thirds of the outstanding Purchaser Class B Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Purchaser’s Organizational Documents) at the Purchaser Shareholders’ Meeting (or any adjournment or postponement thereof in accordance with Section 6.13(a)(i)), (ii) those Transaction Proposals identified in clauses (A), (D), (F) and (G) of Section 6.13(a)(i), in each case, by an ordinary resolution under Cayman Islands Law, being an affirmative vote of the holders of at least a simple majority of the outstanding Purchaser Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Purchaser’s Organizational Documents), at the Purchaser Shareholders’ Meeting, (or any adjournment or postponement thereof in accordance with Section 6.13(a)(i)), and (iii) with respect to any other proposal proposed to the Purchaser Shareholders, the requisite approval required under the Purchaser’s Organizational Documents, the Cayman Companies Act or any other applicable Law, in each case, at a Purchaser Shareholders’ Meeting (or any adjournment or postponement thereof in accordance with Section 6.13(a)(i)).

“Purchaser Shareholders’ Meeting” has the meaning specified in Section 6.13(b).

“Purchaser Shareholders” means the holders of the Purchaser Ordinary Shares.

“Purchaser Specified Representations” has the meaning specified in Section 7.02(a).

“Purchaser Transaction Costs” means: (a) except as otherwise expressly contemplated in the definition of “Company Transaction Costs” or elsewhere in this Agreement, all fees, costs and expenses of the Purchaser incurred prior to and through the Closing Date, including in connection with the negotiation, preparation and execution of this Agreement and the other Ancillary Documents and the consummation of the Transactions, whether paid or unpaid prior to the Closing, including any and all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers, including any deferred underwriting commissions being held in the Trust Account; (b) any Indebtedness of the Purchaser owed to its Affiliates or shareholders; (c) one-half of the costs, fees and expenses incurred in connection with the filings and applications to any Governmental Authorities relating to Antitrust Laws; (d) one-half of the costs, fees and expenses incurred in connection with the preparation and filing of the Registration Statement (and any registration statement filed with the SEC in connection therewith) and the review and/or approval thereof by the SEC; and (e) one-half of the costs, fees and expenses incurred in connection with the listing on, or to otherwise satisfy the listing standards of, Nasdaq of the shares issued in connection with the Transactions.

“Q1 Financial Statements” has the meaning specified in Section 6.04.

“Redemption” has the meaning specified in the Recitals.

“Registration Statement Securities” has the meaning specified in Section 6.13(a)(i).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Purchaser under the Securities Act with respect to the Registration Statement Securities.

“Related Person” means any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates and any immediate family member of any of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, migrating or leaching into or through the indoor or outdoor environment, or into or out of any property (including indoor air, ambient air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material or other substance, (ii) prevent the Release or threatened Release or minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct or otherwise respond to a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Sanctioned Jurisdiction” has the meaning specified in Section 4.25(c).

“Sanctions Laws” means applicable economic and financial sanctions and trade embargoes administered or enforced by (i) the United States (including OFAC, the U.S. Department of State, and the U.S. Department of Commerce), (ii) the European Union, (iii) the United Nations Security Council, (iv) His Majesty’s Treasury, or (v) any Governmental Authority with jurisdiction over the Purchaser or any Target Company.

“Sanctioned Persons” has the meaning specified in Section 4.25(c).

“SDN List” has the meaning specified in Section 4.25(c).

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933.

“Security Incident” means any material unauthorized Processing of Target Company Data, any unauthorized access or disruption to the IT Assets, or any incident that may require notification to any Person under Data Privacy, AI, and Security Requirements.

“Signing Filing” has the meaning specified in Section 6.15(b).

“Signing Press Release” has the meaning specified in Section 6.15(b).

“Software” means any and all software, firmware and other computer programs and applications, including any and all source code, descriptions, schematics, specifications, flow charts, object code, middleware, utilities, application programming interfaces, algorithms, plugins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, instruction sets and macros, models, and methodologies and documentation related thereto including user manuals, user documentation, and training materials.

“Sponsor Share Conversion” has the meaning specified in the Recitals.

“Sponsor Support Agreement” has the meaning specified in the Recitals.

“Sponsor” means Apex Treasury Sponsor LLC, a Delaware limited liability company.

“Stockholder Support Agreement” means that certain Stockholder Support Agreement, dated as of the date hereof (as it may be amended or supplemented from time to time), by and between the Purchaser, the Company and the Stockholders party thereto.

“Stockholders” means the Persons who are stockholders or equityholders of the Company.

“Subscription Agreements” has the meaning specified in Section 6.20(a).

“Subsidiary“ means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Surviving Company” has the meaning specified in the Recitals.

“Target Companies” means, collectively, the Company and its direct and indirect Subsidiaries.

“Target Company Data” means all data, information and data compilations contained in the IT Assets of the Target Companies, including Personal Data and confidential information that are used by the Target Companies.

“Tax Return” means any return, form, declaration, election, disclosure, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information or any amendment thereof) filed or submitted or required to be filed or submitted in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) any direct or indirect federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, withholding tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, social security or national health insurance), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, environmental, premium, personal property, real property, escheat or unclaimed property, windfall, capital stock, profits, disability, registration, value added, estimated, customs, duties, and sales or use tax, or other tax or like assessment or charge, in each case in the nature of a tax and imposed by any Governmental Authority, together with any interest, indexation, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority (or relating to an obligation to file a Tax Return), (b) any liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, or as a result of being a transferee or successor, by operation of Contract or Law and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Third-Party IP” means all Intellectual Property owned by a third party that is licensed, used or held for use by any Target Company.

“Top Customer” has the meaning specified in Section 4.24(a).

“Top Suppliers” has the meaning specified in Section 4.24(b).

“Trade Secrets” means trade secrets and confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries and inventions (whether or not patentable).

“Trading Day” means any day on which shares of Domesticated Purchaser Common Stock are actually traded on the principal securities exchange or securities market on which shares of Domesticated Purchaser Common Stock are then traded.

“Transaction Proposals” has the meaning specified in Section 6.13(b).

“Transactions” has the meaning specified in the Recitals.

“Transfer Taxes” has the meaning specified in Section 6.11(c).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Treasury Stock Method” means, with respect to any options, warrants or other rights, a calculation method pursuant to which the number of shares deemed issued upon exercise thereof is reduced by the number of shares that could be repurchased with the aggregate exercise price at a price per share equal to ten dollars ($10.00).

“Trust Account” means that certain trust account established pursuant to the Trust Agreement.

“Trust Agreement” has the meaning specified in Section 5.14.

“Trustee” has the meaning specified in Section 5.14.

“Warrant Agreement” has the meaning specified in the Recitals.

“Willful Breach” shall mean, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes or is a consequence of, a purposeful act or failure to act by any such party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

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IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

PURCHASER:

APEX TREASURY CORPORATION

By:	/s/ Paul Sykes
Name:	Paul Sykes
Title:	Chief Financial Officer

COMPANY:

TECFUSIONS, INC.

By:	/s/ Denis Minihane
Name:	Denis Minihane
Title:	Director, Chairman of the Board

MERGER SUB:

STEPPING STONE MERGER SUB, INC.

By:	/s/ Paul Sykes
Name:	Paul Sykes
Title:	Chief Financial Officer

[Signature Page to Business Combination Agreement]